UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

Watson Pharmaceuticals, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

March 29, 2010

To Our Stockholders:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of Watson Pharmaceuticals, Inc. The meeting will be held at the Sheraton Parsippany Hotel located at 199 Smith Road, Parsippany, New Jersey on May 7, 2010 at 9:00 a.m. local time.

The Secretary’s Notice of Meeting and the proxy statement, which follow, describe the matters to come before the meeting. During the meeting, we will also review the activities of the past year and items of general interest about the company.

We appreciate your continued interest and support as a Watson Pharmaceuticals, Inc. stockholder. We hope that you will be able to attend the meeting in person and we look forward to seeing you. For your convenience, we are also offering a webcast of the meeting. The webcast will be available by accessing www.watson.com shortly before the meeting time. You may also listen to a replay of the webcast on our website for thirty days after the end of the meeting.

Whether or not you plan to attend the annual meeting, please vote your shares: (i) by calling the toll-free telephone number on your proxy card, (ii) via the Internet, by following the instructions on your proxy card, or (iii) by marking, dating and signing the enclosed proxy card and returning it in the accompanying postage paid envelope as quickly as possible.

Sincerely,

Paul M. Bisaro
President and Chief Executive Officer

WATSON PHARMACEUTICALS, INC.
311 Bonnie Circle
Corona, California 92880

2010 ANNUAL MEETING OF STOCKHOLDERS
May 7, 2010

Notice of Annual Meeting of Stockholders:

You are hereby notified that the 2010 Annual Meeting of Stockholders (the “Meeting”) of Watson Pharmaceuticals, Inc. (the “Company”) will be held at Sheraton Parsippany Hotel located at 199 Smith Road, Parsippany, New Jersey at 9:00 a.m. local time, on May 7, 2010, for the following purposes:

1. To elect Paul M. Bisaro, Christopher W. Bodine, Michel J. Feldman and Fred G. Weiss as members of the Board of Directors to hold office until the 2013 Annual Meeting or until each of their respective successors is duly elected and qualified.

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 22, 2010 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting. Only stockholders of record at the close of business on March 22, 2010 will be entitled to notice of and to vote at the Meeting or any adjournment thereof. Your attention is directed to the attached proxy statement for more complete information regarding the matters to be acted upon at the Meeting.

Whether or not you plan to attend the annual meeting, please vote your shares: (i) by calling the toll-free telephone number on your proxy card, (ii) via the Internet, by following the instructions on your proxy card, or (iii) by marking, dating and signing the enclosed proxy card and returning it in the accompanying postage paid envelope as quickly as possible.

By Order of the Board of Directors

David A. Buchen,
Secretary

Corona, California
March 29, 2010

i

WATSON PHARMACEUTICALS, INC.
311 Bonnie Circle
Corona, California 92880

2010 ANNUAL MEETING OF STOCKHOLDERS
May 7, 2010

PROXY STATEMENT

GENERAL

This proxy statement and the accompanying proxy are furnished to stockholders of Watson Pharmaceuticals, Inc. (“Watson,” “we,” “us” and “our”) in connection with the solicitation of proxies by our Board of Directors for use at the 2010 Annual Meeting of Stockholders (the “Meeting”) to be held at the Sheraton Parsippany Hotel located at 199 Smith Road, Parsippany, New Jersey at 9:00 a.m. local time on May 7, 2010 for the purposes set forth in the accompanying Notice of Annual Stockholders’ Meeting. This proxy statement, the enclosed form of proxy, and our 2009 Annual Report and Annual Report on Form 10-K to Stockholders are being mailed to stockholders on or about April 1, 2010.

Stockholders of record at the close of business on March 22, 2010 (the “record date”) are entitled to notice of and to vote at the Meeting. On such date, there were outstanding 124,470,163 shares of our common stock, par value $0.0033 per share. In deciding all questions, each holder of common stock shall be entitled to one vote, in person or by proxy, for each share held on the record date.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 7, 2010.

This proxy statement and our 2009 Annual Report to Stockholders and the means to vote by Internet are available on our website at www.watson.com/proxy and at www.proxyvote.com. Our website also contains the following documents: the notice of the annual meeting, this proxy statement and proxy card sample, and the 2009 Annual Report to Stockholders. You are encouraged to review all of the important information contained in the proxy materials before voting.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Voting by Proxy or in Person

The method of voting by proxy differs for shares held as a record holder and shares held in “street name.” If you hold your shares of common stock as a record holder, you may vote by completing, dating and signing the enclosed proxy card and promptly returning it in the enclosed, preaddressed, postage paid envelope or otherwise mailing it to us, or by submitting a proxy over the Internet or by telephone by following the instructions on the enclosed proxy card. You may also vote by attending the annual meeting and voting in person.

If you hold your shares of common stock in “street name,” which means your shares are held of record by a broker, bank or nominee, you will receive instructions from your broker, bank or other nominee that you must follow in order to vote your shares. Your broker, bank or nominee may allow you to deliver your voting instructions over the Internet or by telephone. Please see the voting instructions from your broker, bank or nominee that accompany this proxy statement. If you hold your shares in “street name,” you will need to obtain a legal proxy from your bank, broker or nominee in order for you to vote in person at the annual meeting.

Your vote is very important. Accordingly, please complete, sign and return the enclosed proxy card or voting instruction card whether or not you plan to attend the annual meeting in person. You should vote your proxy even if you plan to attend the annual meeting. Voting instructions are included on your proxy card. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

Voting by Internet or Telephone

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the Broadridge Investor Communications Solutions, Inc. (“Broadridge”) (formerly ADP Investor Communication Services) online program. This program provides eligible stockholders the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in Broadridge’s program, your voting form will provide instructions. The Internet and telephone voting facilities will close at 11:59 p.m. Eastern Time on May 6, 2010. Stockholders who vote through the Internet or telephone should be aware that they may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers, and that these costs must be borne by the stockholder. Stockholders who vote by Internet or telephone need not return a proxy card by mail. If your voting form does not reference Internet or telephone information, please complete and return the paper proxy in the self-addressed postage paid envelope provided.

Revocation of Proxy

A stockholder of record may revoke his or her proxy in one of four ways at any time before the proxy is voted at the Meeting.

1. The stockholder may send a notice in writing, with a date later than the date of the proxy, to our Secretary revoking the proxy.

2. The stockholder may attend the Meeting and vote in person. Attendance at the Meeting will not, by itself, revoke a proxy.

3. The stockholder may execute a proxy, relating to the same shares, with a later date and deliver it to our Secretary before the voting at the Meeting.

4. The stockholder may submit another proxy by telephone or the Internet (your latest telephone or Internet voting instructions will be followed).

Any such notices and new proxies that are sent by mail should be sent to Watson Pharmaceuticals, Inc., Corporate Secretary, 311 Bonnie Circle, Corona, California 92880.

Persons who hold their shares through a bank, brokerage firm or other nominee, may revoke their proxy by following the requirements of their bank or broker, or may vote in person at the Meeting by obtaining a legal proxy from their bank or broker.

Solicitation of Proxies

All expenses incurred in the solicitation of proxies will be borne by us. In addition to the use of the mail, proxies may be solicited on our behalf by our directors, officers and employees, who will receive no additional consideration for such services. Brokers, custodians, nominees and other stockholders of record will forward copies of the proxy statement and other soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies. In such cases, we, upon the request of the stockholders of record, will reimburse brokers, custodians and nominees for their reasonable expenses.

Quorum and Voting

At the close of business on March 22, 2010, 124,470,163 shares of our common stock were outstanding and entitled to vote. Votes cast by proxy (including through the Internet or by telephone) or in person at the Meeting will be tabulated by the election inspector appointed for the Meeting who will determine whether or not a quorum is present. The presence, in person or by proxy, of the holders of a majority of our common stock outstanding and entitled to vote at a meeting of stockholders is necessary in order to constitute a quorum for the conduct of business at the Meeting.

Brokers or other nominees who hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters which the New York Stock Exchange (the “NYSE”) determines to be “non-routine,” without specific instructions from the beneficial owner. If a proxy is received but marked abstention or if a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter and has not been instructed on how to vote (i.e. “broker non-

votes”), those shares will be considered as present and entitled to vote for purposes of determining the presence of a quorum. Under NYSE rules, the election of directors is a non-routine proposal, and therefore, your broker is not entitled to vote on Proposal No. 1 without your instruction. The ratification of accountants is generally considered to be a routine proposal, and therefore, your broker can vote on Proposal No. 2 without instructions from you.

A properly executed proxy that is received before the polls are closed at the Meeting and that is not revoked will be voted in the manner directed by the stockholder submitting the proxy. If no direction is made, such proxy will be voted:

•	FOR the election of Paul M. Bisaro, Christopher W. Bodine, Michel J. Feldman and Fred G. Weiss as our directors; and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

As of the date of this proxy statement, the Board of Directors knows of no other business that will be presented for consideration at the Meeting. However, if other proper matters are presented at the Meeting, it is the intention of the proxy holders named in the enclosed form of proxy to take such actions as shall be in accordance with their best judgment.

The enclosed proxy gives each of R. Todd Joyce and David A. Buchen discretionary authority to vote your shares in accordance with his best judgment with respect to all additional matters that might come before the annual meeting.

“Householding”

In an effort to reduce printing costs and postage fees, we have adopted a practice approved by the Securities and Exchange Commission (“SEC”) called “householding.” Under this practice, stockholders of record who have the same address and last name will receive only one copy of our proxy materials, unless one or more of these stockholders notifies us that he or she wishes to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards. If you share an address with another stockholder and prefer to receive separate copies of our proxy materials, please mail your request to Watson Pharmaceuticals, Inc., Investor Relations, 360 Mount Kemble Avenue, Morristown, New Jersey 07960.

Information on Our Website

Information on our website, other than our proxy statement and form of proxy, is not part of the proxy soliciting material and is not incorporated into this proxy statement by reference.

Assistance

If you need assistance in completing your proxy card or have questions regarding the annual meeting, please contact our investor relations department at 1-973-355-8488 or info@watson.com or write to: Investor Relations, at Watson Pharmaceuticals, Inc., 360 Mount Kemble Avenue, Morristown, NJ 07960.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Under our bylaws, the Board of Directors must consist of between seven and fifteen directors, with the exact number determined by the Board of Directors. The Board of Directors has set the current number of authorized directors at eleven. There are no vacant positions on the Board of Directors.

Our articles of incorporation provide that the Board of Directors will be divided into three classes. One class is elected each year for a three-year term, expiring at our annual meeting of stockholders. At the Meeting, four directors, who will comprise the Class III directors, are to be elected to serve until the 2013 annual meeting or until their successors are duly elected and qualified.

Based upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated Paul M. Bisaro, Christopher W. Bodine, Michel J. Feldman and Fred G. Weiss for re-election as Class III directors. On the recommendation of the Nominating and Corporate Governance Committee, to which he had been referred by Mr. Bisaro, Mr. Bodine was appointed by our Board of Directors to serve as a Class III director on June 29, 2009 to fill a newly created seat on our Board of Directors. Mr. Bodine was invited to join our Board because of his extensive industry experience and expertise. Mr. Bisaro was originally appointed to our Board of Directors to serve as a Class I director on September 4, 2007. He voluntarily moved himself from Class I to Class III in 2008, in order to balance the class sizes as evenly as possible. All other Class III directors were elected by the stockholders to their present term.

Our Class I directors, Michael J. Fedida, Albert F. Hummel, Catherine M. Klema and Anthony Selwyn Tabatznik, are scheduled to serve as directors until the 2011 Annual Meeting. In accordance with the stock purchase agreement pursuant to which the Company acquired the Arrow Group, Mr. Tabatznik was appointed to our Board of Directors on December 2, 2009 to fill a newly created seat on our Board of Directors. Mr. Tabatznik brings decades of experience in the generic pharmaceutical industry, as well as a global perspective, to our Board.

Our Class II directors, Jack Michelson, Ronald R. Taylor and Andrew L. Turner, are scheduled to serve as directors until the 2012 Annual Meeting.

Information about the nominees for director and our directors whose term of office will continue after the Meeting is set forth in the following paragraphs and is based on information provided to us as of March 19, 2010.

Class III Director Nominees for Election at the Meeting:

Paul M. Bisaro	Director since 2007

Paul M. Bisaro, age 49, has served as our President and Chief Executive Officer and on our Board of Directors since 2007. Prior to joining us, Mr. Bisaro was President and Chief Operating Officer of Barr Pharmaceuticals, Inc., a global specialty pharmaceutical company (“Barr”), from 1999 to 2007. Between 1992 and 1999, Mr. Bisaro served as General Counsel of Barr and from 1997 to 1999 served in various additional capacities including Senior Vice President — Strategic Business Development of Barr. Prior to joining Barr, he was associated with the law firm Winston & Strawn and a predecessor firm, Bishop, Cook, Purcell and Reynolds from 1989 to 1992. Mr. Bisaro received his undergraduate degree in General Studies from the University of Michigan in 1983 and a Juris Doctor from Catholic University of America in Washington, D.C. in 1989. We believe that Mr. Bisaro’s experience as a senior executive in our industry, his knowledge of our Company and its day-to-day operations and his strong strategic vision for the Company qualify him to serve on our Board.

Christopher W. Bodine	Director since 2009

Mr. Bodine, age 54, retired from CVS Caremark in January 2009 after 24 years with CVS. Prior to his retirement, Mr. Bodine served as Special Advisor to the Chief Executive Officer of CVS Caremark Corporation from July 29, 2008 and, prior to that, served as Executive Vice President of CVS Caremark Corporation and President — Caremark Pharmacy Services from March 2007. Prior to the merger of CVS Corporation and Caremark Rx, Inc. in March 2007, Mr. Bodine served for several years as Executive Vice President — Merchandising and Marketing of CVS Corporation. Mr. Bodine also serves as a director of MinuteClinic, Inc. Mr. Bodine has also been active in the pharmaceutical industry serving on a number of boards and committees, including the Healthcare Leadership Council, RI Quality Institute, National Retail Federation, National Association of Chain Drug Stores (NACDS), and the NACDS Pharmacy Affairs and

Leadership Committees. We believe Mr. Bodine brings his extensive industry experience and knowledge of the needs and operations of our major customers to the Board.

Michel J. Feldman	Director since 1985

Michel J. Feldman, age 67, is a member of the law firm of Seyfarth Shaw LLP, where he has practiced since October 2003. Previously, Mr. Feldman was a member of the law firm of D’Ancona & Pflaum LLC, where he practiced from June 1991 to October 2003. Effective October 2003, D’Ancona & Pflaum LLC merged with Seyfarth Shaw LLP. From time to time in the past, Seyfarth Shaw LLP provided legal services to us. Mr. Feldman also served as our Secretary from 1995 to 1998 and Acting Secretary and Interim General Counsel from May 2002 to November 2002. Mr. Feldman is also a certified public accountant (inactive). We believe Mr. Feldman’s qualifications as a member of our Board of Directors include his legal expertise, business experience and more than 25 years of service as a Director of our Company.

Fred G. Weiss	Director since 2000

Fred G. Weiss, age 68, has been the managing director of FGW Associates, Inc., a consulting firm, since 1997. Mr. Weiss served as Vice President, Planning, Investment and Development of Warner-Lambert from 1983 to 1996 and prior to that served as Vice President and Treasurer of Warner-Lambert from 1979 to 1983, where he was involved in both strategic planning and corporate development. Mr. Weiss is also an Independent Vice-Chairman of the Board and Chairman of the Audit Committee of numerous BlackRock-sponsored mutual funds. In this capacity, and pursuant to BlackRock’s policies, Mr. Weiss has oversight responsibility for finance and accounting matters, and has no responsibility for, or discretion concerning, any of BlackRock’s equity investment decisions. Additionally, Mr. Weiss has been a Director of the Michael J. Fox Foundation for Parkinson’s Research since 2000. We believe Mr. Weiss is qualified to serve as a member of our Board of Directors because of, among other factors, his financial expertise and experience in strategic planning and corporate development.

The Board of Directors knows of no reason why any of the foregoing nominees will be unavailable to serve, but in the event of any such unavailability, the proxies received will be voted for such substitute nominees as the Board of Directors may recommend.

Required Vote for Election of Directors

Persons nominated to serve on our Board of Directors in an uncontested election must receive a greater number of votes cast “FOR” than votes cast “AGAINST” in order to be elected, or re-elected, to the Board of Directors. Accordingly, abstentions will not affect the outcome of the election of directors.

Please note that if your broker holds your common stock in “street name,” your broker will not vote your shares on Proposal No. 1 unless you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this proxy statement. Proxies cannot be voted for a greater number of persons or different persons than the nominees named.

The Board of Directors unanimously recommends a vote FOR the election of Paul M. Bisaro, Christopher W. Bodine, Michel J. Feldman and Fred G. Weiss.

Class I Directors whose Terms Expire at the 2011 Meeting:

Michael J. Fedida	Director since 1995

Michael J. Fedida, age 63, a registered pharmacist, has served for the past 27 years as an officer and director of several retail pharmacies wholly or partially owned by him, including J&J State Street Pharmacy from 2009 to present, J&J Saint Michael’s Pharmacy from 2005 to present; J&J Pharmacy and Classic Pharmacy from 1987 to present; Perfect Pharmacy from 1980 to 2000; and Phoster Pharmacy from 1985 to 2000. Mr. Fedida served on the Board of Directors of Circa Pharmaceuticals, Inc. (“Circa”) , from 1988 to 1995, at which time Circa was acquired by us. Mr. Fedida was a Director of Bradley Pharmaceuticals, Inc., a specialty pharmaceutical company, from April 2004 to February 21, 2008. We believe Mr. Fedida’s decades of experience as a practicing pharmacist and manager of a number of pharmacy businesses help to bring the perspective of pharmacists and customers to the deliberations of the Board.

Albert F. Hummel	Director since 1986

Albert F. Hummel, age 65, has been our director since March 1986, except for a period from July 1991 to October 1991. Mr. Hummel has been President of Pentech Pharmaceuticals, Inc., a development stage pharmaceutical company, since July 1998 and CEO and Director of Cobrek Pharmaceuticals, Inc., a private venture-backed pharmaceutical research and development firm and an affiliate of Pentech, since May 2008. Since November 2005, Mr. Hummel has been a director for Obagi Medical Products, Inc., a specialty pharmaceutical company focused on the aesthetic and therapeutic skin health markets. Additionally, Mr. Hummel served as a partner in Affordable Residential Communities, a property management firm, from January 1994 through March 2006. We believe Mr. Hummel brings extensive capital markets and strategic planning experience to our Board.

Catherine M. Klema	Director since 2004

Catherine M. Klema, age 51, is currently President of Nettleton Advisors LLC, a consulting firm established by Ms. Klema in 2001. Ms. Klema served as Managing Director, Healthcare Investment Banking, at SG Cowen Securities from 1997 to 2001. While at SG Cowen, Ms. Klema had advised us on investment banking matters. Ms. Klema also served as Managing Director, Healthcare Investment Banking, at Furman Selz LLC from 1994 until 1997, and was employed by Lehman Brothers from 1987 until 1994. Ms. Klema has been a director of Pharmaceutical Product Development, Inc., a global contract research organization, since 2000. We believe Ms. Klema’s qualifications for service on our Board include her background in healthcare investment banking and her knowledge of the business of pharmaceutical research and development.

Anthony Selwyn Tabatznik	Director since 2009

Anthony Selwyn Tabatznik, age 62, was a founder of the Arrow Group, an international group of generic pharmaceutical companies, and served as a director of the parent company of the Arrow Group from 2003 through our acquisition of the Arrow Group in 2009. Mr. Tabatznik was also a founder of another international group of generic pharmaceutical companies, originally known as the Generic Group BV, which started operations in the early 1980s and which, following its purchase by Merck KGaA in 1994, became known as the Merck Generics Group BV. Mr. Tabatznik served as a director of Merck Generics Group BV until 1999. We believe Mr. Tabatznik brings to the Board his lengthy experience as the founder of numerous successful generic pharmaceutical businesses, including the Arrow Group, as well as a global perspective on our industry.

Class II Directors whose Terms Expire at the 2012 Meeting:

Jack Michelson	Director since 2002

Jack Michelson, age 75, was our consultant from February 2001 to June 2003. Mr. Michelson served for 24 years as an officer of G.D. Searle & Co., a pharmaceutical company, as the Corporate Vice President and President, Technical Operations from 1993 to 2001; Senior Vice President of Technical Operations from 1981 to 1993; and Vice President of Production and Engineering from 1977 to 1981. We believe Mr. Michelson’s qualifications as a member of our Board include his deep knowledge of the operational, technical and regulatory aspects of our business.

Ronald R. Taylor	Director since 1994

Ronald R. Taylor, age 62, has been President of Tamarack Bay, LLC, a private consulting firm, since 2001. Mr. Taylor has been a director of Red Lion Hotels Corporation, a hotel operating company, since 1998 and a director of ResMed Inc., a medical device manufacturer, since 2005. Mr. Taylor was a limited partner of Enterprise Partners Venture Capital (“Enterprise”), a venture capital firm, from April 2001 until September 2002, and was formerly a general partner of Enterprise from April 1998 to March 2001. Mr. Taylor is a limited partner of several Enterprise funds. Mr. Taylor was also a consultant to Cardinal Health, Inc., a provider of healthcare products and services, from May 1996 to May 2002. We believe Mr. Taylor’s qualifications to serve on our Board of Directors include his experience as a founder of a successful business and his expertise in evaluating and investing in healthcare companies.

Andrew L. Turner	Director since 1997

Andrew L. Turner, age 63, was appointed as the Chairman of our Board in May 2008. He also serves as Chairman of the Board of Trinity Health Systems, an owner of senior housing properties founded by Mr. Turner in 2009. Mr. Turner has also been a director of The Sports Club Company, Inc., an upscale workout company, since September 1994. Mr. Turner has been a director of Streamline Health Solutions, a provider of software for document solutions in hospitals, since 2007. We believe Mr. Turner’s primary qualifications for service on our Board include his extensive experience as a healthcare entrepreneur and his deep knowledge of our Company and business.

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Code of Conduct

Our Board of Directors has adopted Corporate Governance Guidelines. These guidelines address the make-up and functioning of the Board of Directors and its committees, which include determining director independence, criteria for Board membership, and authority to retain independent advisors.

Our Board of Directors has also adopted a Code of Conduct which applies to all of our Board members and all of our officers and employees. The code sets forth and summarizes certain of our policies related to legal compliance and honest and ethical business practices. The code is intended to comply with the standards set forth in Section 303A.10 of the NYSE’s Listed Company Manual and SEC rules and regulations. Any amendments to, or waivers from, provisions of the Code of Conduct that apply to our directors or executive officers, including our Chief Executive Officer and Chief Financial Officer and persons performing similar functions, will be promptly posted on our website at http://www.watson.com.

You can find links to our Corporate Governance Guidelines and our Code of Conduct under the Investors section of our website at http://www.watson.com. Copies of these materials are available to stockholders without charge upon request sent to Investor Relations at Watson Pharmaceuticals, Inc., 360 Mount Kemble Avenue, Morristown, New Jersey 07960.

Director Independence

On an annual basis our Board of Directors reviews the independence of all directors and affirmatively makes a determination as to the independence of each director. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with Watson. To assist in making this determination, the Board has adopted independence guidelines which are designed to conform to, or be more exacting than, the independence requirements set forth in the listing standards of the NYSE. You may find these guidelines on our website at www.watson.com. In addition to applying these guidelines, the Board considers any and all additional relevant facts and circumstances in making an independence determination.

Our Board has determined that at least a majority of its directors has no direct or indirect material relationship with us (other than as our director) and such directors are independent within the meaning of the independence standards promulgated by the SEC and the NYSE. Specifically, on February 24, 2010, the Board determined, based on our Director Independence Standards and the NYSE standards for independence, that Christopher W. Bodine, Michael Fedida, Michel Feldman, Albert Hummel, Catherine Klema, Jack Michelson, Ronald Taylor, Andrew Turner and Fred Weiss, or nine out of our eleven directors, have no relationship with us that would interfere with the exercise of independent judgment and are independent directors. Mr. Bisaro was determined to be not independent, because he is our President and Chief Executive Officer. Mr. Tabatznik was determined not to be independent because of the fact that, among other things, he served as an employee of the Arrow Group during the past three years.

The relationships and transactions reviewed by the Board included the following:

(i) Mr. Bodine’s service as an employee of CVS Caremark Corporation, a customer of the Company, through January of 2009, including as Special Advisor to the Chief Executive Officer of CVS Caremark Corporation from July 29, 2008 and, prior to that, as Executive Vice President of CVS Caremark Corporation and President — Caremark Pharmacy Services,

(ii) Mr. Fedida’s ownership of pharmacies that from time to time purchase pharmaceuticals from Anda, Inc., one of our subsidiaries that is a wholesaler distributor,

(iii) Mr. Feldman’s partnership with Seyfarth Shaw LLP, a law firm which has not provided services to us during the past three years,

(iv) Ms. Klema’s directorship with Pharmaceutical Product Development, Inc., a contract research organization that has provided services for us in the past, and

(v) Mr. Taylor’s directorship of 3e Company, a privately-held compliance information services company that has provided services for us in the past.

The Board has determined that these transactions were made in the ordinary course, were below the thresholds set forth in our director independence standards and did not affect the independence of the directors involved.

BOARD OF DIRECTORS AND COMMITTEES

Executive Sessions

We schedule regular executive sessions in which non-management directors meet without management participation. The Chairman of the Nominating and Corporate Governance Committee presides at these meetings.

Communications with the Board of Directors

Any interested party, including any stockholder, wishing to contact the Board of Directors, the presiding director of the non-management director meetings, or any other individual director may do so in writing by sending a letter to:

Chairman, Nominating and Corporate Governance Committee
c/o Corporate Secretary
Watson Pharmaceuticals, Inc.
311 Bonnie Circle
Corona, California 92880

Our Corporate Secretary reviews all such written correspondence and regularly forwards to the Board of Directors a summary of all correspondence and copies of correspondence that, in the opinion of the Corporate Secretary, deal with the functions of the Board of Directors or its committees, or that the Corporate Secretary otherwise determines requires Board attention.

Leadership Structure

The Board of Directors has determined that having an independent director serve as Chairman of the Board is in the best interest of shareholders at this time. We separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board provides guidance to the CEO and sets the agenda for Board meetings and presides over meetings of the full Board. We also believe that this structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board. We also believe that this leadership structure is preferred by a significant number of our shareholders.

Director Nomination Process

The Nominating and Corporate Governance Committee considers director candidates from diverse sources, including suggestions from stockholders. From time to time, the Nominating and Corporate Governance Committee may engage a third party for a fee to assist in identifying potential director candidates. The Nominating and Corporate Governance Committee looks for candidates who represent a diverse mix of backgrounds and experiences that will enhance the quality of the board’s deliberations and decisions. The backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Specifically, this committee seeks candidates who (a) bring not only direct experience, but also a variety of experience and background, both professionally and personally, (b) will represent the balanced, best interests of the stockholders as a whole rather than special interest groups or constituencies, (c) have a reputation for integrity and (d) satisfy the independence requirements of the NYSE, our Director Independence Standards and applicable law. The Nominating and Corporate Governance Committee’s goal is to have a diverse, balanced and engaged board whose members possess the skills and background necessary to maximize stockholder value in a manner consistent with all legal requirements and the highest ethical standards. Our Corporate Governance Guidelines specify that the value of diversity on the Board should be considered by the Nominating and Corporate Governance Committee in the director identification and nomination process. This committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Nominating and Corporate Governance Committee’s Charter and our Corporate Governance Guidelines, which are published on our website at http://www.watson.com under the Investors section, set forth in further detail the criteria that guide this committee in assessing potential candidates for the Board of Directors.

In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee considers the director’s contributions to the Board and the committees on which such person serves, participation in and attendance at meetings, and any changes in employment status, health, community activity or other factors that may affect the director’s continuing contributions to the Board. The Nominating and Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

The Nominating and Corporate Governance Committee initially evaluates a candidate for nomination to the Board based on information supplied by the party recommending the candidate and any additional public information that may be available. If the initial evaluation is favorable, the Nominating and Corporate Governance Committee gathers additional information on the candidate’s qualifications, availability, probable level of interest and any potential conflicts of interest. If the subsequent evaluation is also favorable, the Nominating and Corporate Governance Committee contacts the candidate directly to better determine each party’s level of interest in pursuing the candidacy and checks the candidate’s references. If, after discussions and meetings, the candidate and the Nominating and Corporate Governance Committee establish a mutual interest in pursuing the candidacy, the committee will make a final recommendation to the Board to nominate the candidate for election by the stockholders (or to select the candidate to fill a vacancy, as applicable). The Nominating and Corporate Governance Committee employs the same process for evaluating all candidates, including those properly submitted by stockholders and will consider stockholder recommendations of candidates on the same basis as it considers all other candidates.

Stockholders wishing to recommend a director candidate for consideration by the Nominating and Corporate Governance Committee may do so by sending the candidate’s name, biographical information and qualifications, together with a consent in writing signed by the recommended nominee that he or she is willing to be considered as a nominee and, if nominated and elected, he or she will serve as a director, to the Chair of the Nominating and Corporate Governance Committee in care of the Corporate Secretary, Watson Pharmaceuticals, Inc., 311 Bonnie Circle, Corona, California 92880. The submission of a recommendation by a stockholder in compliance with these procedures does not guarantee the selection of the stockholder’s candidate or the inclusion of the candidate in our proxy statement; however, the Nominating and Corporate Governance Committee will consider any such candidate in accordance with the procedures and guidelines as described above and as set forth in the Charter of our Nominating and Corporate Governance Committee and in our Corporate Governance Guidelines.

Board Meetings

During the fiscal year ended December 31, 2009, the Board of Directors held nine meetings and executed 8 unanimous written consents in lieu of meetings. Each director attended at least 75 percent of the combined total of (i) all Board of Directors and (ii) all meetings of committees of which the director was a member. We do not have a policy with regard to board members’ attendance at annual meetings. All members of the Board attended our 2009 Annual Meeting of Stockholders.

Committees

The Board of Directors has created four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Regulatory Compliance Committee. The Board of Directors has adopted a charter for each of the four committees. The charters for each committee and other materials related to corporate governance are available under the Investors section of our website at http://www.watson.com. A copy is also available to stockholders upon request sent to Investor Relations at Watson Pharmaceuticals, Inc., 360 Mount Kemble Avenue, Morristown, New Jersey 07960.

The Audit Committee

We have an Audit Committee currently composed of Michel J. Feldman, Catherine M. Klema, Ronald R. Taylor and Fred G. Weiss. All members of the Audit Committee served as such throughout fiscal year 2009. Mr. Weiss serves as the Chairman of the Audit Committee. All of the members of the Audit Committee have been determined by the Board of Directors to be “independent” and meet the audit committee independence requirements of the NYSE listing standards and SEC Rule 10A-3. The Board of Directors has determined that all of the current members of the Audit Committee qualify as “audit committee financial experts” within the meaning of the SEC rules, and are financially literate as required under the NYSE listing standards. The functions of the Audit Committee and its activities during fiscal 2009 are described below under the heading “Report of the Audit Committee.” The Audit Committee is directly responsible for the engagement, compensation and oversight of the work of PricewaterhouseCoopers LLP (including resolution of disagreements between management and PricewaterhouseCoopers LLP regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. During the fiscal year ended December 31, 2009, the Audit Committee met seven times.

The Board of Directors and Audit Committee will take appropriate action, including reviewing and reassessing the adequacy of the Audit Committee charter annually and periodically, as appropriate, and as conditions dictate.

The Compensation Committee

We have a Compensation Committee composed of Catherine M. Klema, Ronald R. Taylor and Fred G. Weiss. Each were members of the Compensation Committee throughout fiscal year 2009. Mr. Taylor serves as the Chairman of the Compensation Committee. All of the members of the Compensation Committee have been determined by the Board of Directors to be “independent” and meet the independence requirements of the NYSE listing standards. Our Board has determined that all current Compensation Committee members qualify as “non-employee directors” within the meaning of Section 16 of the Exchange Act and as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code (“IRC”). The primary purpose of the Compensation Committee is to review, approve and evaluate director and senior executive compensation plans, policies and programs for us. The Compensation Committee engaged Towers Perrin, an independent compensation consulting firm, to advise the Compensation Committee during the 2009 fiscal year. Towers Perrin reported directly to the Compensation Committee and the Compensation Committee retains the right to terminate or replace the consultant at any time. Towers Perrin conducted an annual review of our total compensation program for our executive officers and advised the Compensation Committee on such compensation matters as requested by the Compensation Committee. Additional information on the Compensation Committee’s processes and procedures for consideration of executive compensation, including the role of our chief executive officer, are addressed in the Compensation Discussion and Analysis on page 11. The Compensation Committee met four times and executed four unanimous written consents in lieu of meetings during the fiscal year ended December 31, 2009.

The Nominating and Corporate Governance Committee

We have a Nominating and Corporate Governance Committee currently composed of Catherine M. Klema, Ronald R. Taylor and Fred G. Weiss. All members of the Nominating and Corporate Governance Committee served as such throughout fiscal year 2009. Ms. Klema serves as the Chairperson of the Nominating and Corporate Governance Committee. All of the members of the Nominating and Corporate Governance Committee have been determined by the Board of Directors to be “independent” and meet the independence requirements of the NYSE listing standards. The key functions of the Nominating and Corporate Governance Committee are to identify and present qualified candidates to the Board of Directors for election or re-election as directors of the Board and Board of Directors’ committees, ensure that the size and composition of the Board of Directors, its committees, and our Charter and Bylaws are structured in a way that best serves our practices and objectives, develop and recommend to the Board of Directors a set of corporate governance guidelines and principles and periodically review and recommend changes to such guidelines and principles as deemed appropriate, and oversee the evaluation of the Board of Directors and senior management. The Nominating and Corporate Governance Committee met two times during the fiscal year ended December 31, 2009.

The Regulatory Compliance Committee

We have a Regulatory Compliance Committee composed of Michael J. Fedida, Michel J. Feldman, Albert F. Hummel and Jack Michelson. Each were members of the Regulatory Compliance Committee throughout fiscal year 2009. Mr. Michelson serves as the Chairman of the Regulatory Compliance Committee. The primary purpose of the Regulatory Compliance Committee is to assist the Board of Directors with the Board’s oversight responsibilities regarding our compliance with applicable regulatory requirements related to product safety and quality and environmental, health and safety matters. The Regulatory Compliance Committee met three times during the fiscal year ended December 31, 2009.

Risk Oversight; Assessment of Compensation Risk

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. The full Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate “risk owner” within the organization to enable it to understand our risk identification, risk management and risk mitigation strategies. When a committee receives the report, the Chairman of the relevant committee reports on the discussion to the full Board during the next Board meeting. This enables the Board and its committees to coordinate their oversight of risk and identify risk interrelationships. Pursuant to its charter, the Audit Committee is responsible for discussing with management the Company’s major areas of financial risk exposure, and reviewing the Company’s risk assessment and risk management policies.

The Compensation Committee, with the assistance of senior management and our independent compensation consultant, reviewed the elements of executive compensation to determine whether any portion of executive compensation encouraged excessive risk taking. Among other things, it considered the following:

•	The Company has a balanced mix of annual and longer-term incentive opportunities so that executives’ motivations for short-term performance are balanced by longer-term considerations.

•	Significant weighting towards long-term incentive compensation composed of restricted stock helps to discourage short-term risk taking.

•	Goals are appropriately set to be sufficiently challenging but also reasonably achievable with good performance.

•	Reasonable incentive award maximums set by the Compensation Committee are in place.

•	The design of the Company’s incentive award program avoids steep payout cliffs at certain performance levels that may encourage short-term business decisions to meet payout thresholds.

•	To reduce the tendency of formulae and other objective financial performance measures to encourage short-term or excessive risk-taking, compensation decisions are not based solely on the Company’s financial performance, but also on subjective considerations which account for non-financial performance and judgment.

•	As a pharmaceutical products business, the Company does not face the same level of risks typically associated with compensation for employees at companies in industries such as financial services, insurance and trading.

Based on the above, we have determined that risks arising from these policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company. In addition, the Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The Compensation Committee of our Board of Directors is responsible for establishing, implementing and continually monitoring our adherence with our compensation philosophy for our executive officers, including Paul M. Bisaro, our chief executive officer. The Compensation Committee seeks to ensure that the total compensation paid to our executive officers is fair, reasonable and competitive.

Throughout this proxy statement, references to our Named Executive Officers refer to Paul M. Bisaro, our President and Chief Executive Officer, R. Todd Joyce , our Senior Vice President and Chief Financial Officer, Mark W. Durand, who resigned from the Company as our Chief Financial Officer effective July 27, 2009, Thomas R. Russillo, our Executive Vice President, Global Generics, David A. Buchen, our Senior Vice President, General Counsel and Secretary and G. Frederick Wilkinson, our Executive Vice President, Global Brands.

Compensation Philosophy and Objectives

The Compensation Committee believes that its primary objectives with respect to Named Executive Officer compensation are to:

•	Tie a significant portion of our Named Executive Officers’ total compensation to the achievement of measurable individual and corporate performance goals;

•	Align our Named Executive Officers’ cash and equity incentives with company performance and provide equity incentives that focus our executives’ efforts on the creation of stockholder value; and

•	Attract and retain the most talented and dedicated executives possible in a competitive labor market.

To these ends the Compensation Committee believes that the most effective executive compensation program is one that (i) links a significant portion of an executive’s total compensation to the achievement of specific individual and corporate performance goals, including annual and long-term strategic goals and (ii) provides such compensation in a mix of both cash and equity-based compensation such that our executives continue to have the creation of short- and long-term stockholder value as a primary objective. The Compensation Committee evaluates individual, departmental, segment and corporate performance to determine the proper mix of executive total compensation with the goal of setting executive total compensation at levels the Compensation Committee believes are competitive relative to the total compensation paid to similarly situated executives of our peer companies.

As a result of our compensation objectives outlined above, we allocate a significant percentage of our total compensation to annual cash incentives and long-term equity incentives. We have no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the Compensation Committee continually reviews many factors, as discussed more fully below, to determine the appropriate level and mix of incentive compensation.

Role of Executive Officers in Compensation Decisions

On an annual basis, in concert with our chief executive officer, our Named Executive Officers engage in a process whereby they each set individual, departmental and company-wide goals for the year to come. Following the completion of our fiscal year, our Named Executive Officers are formally required to assess whether these goals were achieved and to set values to express the extent to which the Named Executive Officer believes his or her goals were met. Our chief executive officer reviews and discusses these self-assessments with each of our Named Executive Officers and, with the assistance of our human resources department, makes recommendations to the Compensation Committee concerning compensation of the Named Executive Officers. While the Compensation Committee considers these recommendations in determining base salaries, adjustments to base salaries, cash incentive awards and equity-based awards for our Named Executive Officers, it may modify any such recommendations in its discretion. Our Senior Vice President, Human Resources, also works closely with the Compensation Committee and management to ensure that the Compensation Committee is provided with appropriate information upon which to base its decisions and communicate those decisions to management for implementation.

Independent Compensation Advisor

The Compensation Committee engaged Towers Perrin, an independent global professional services consulting firm, to advise the committee on matters related to chief executive officer and other executive compensation with respect to 2009. In this capacity, Towers Perrin conducted an annual benchmark review of our compensation program for our Named Executive Officers and provided the Compensation Committee with relevant market data and structuring alternatives to consider when making compensation decisions. The Company paid Towers Perrin less than $120,000 in fees in 2009.

Working with Towers Perrin, the Compensation Committee compared the elements of our total compensation program against programs provided for similarly situated executives at peer companies, as discussed more fully below. The Compensation Committee generally assesses the competitiveness of our total target and actual direct compensation (salary, bonus and equity) for our Named Executive Officers by comparing these amounts with the total direct compensation paid to similarly situated executives of our peer companies.

In January, 2009, Towers Perrin conducted a competitive pay assessment of the compensation of our Named Executive Officers (other than Mr. Wilkinson, who was not a Named Executive Officer at that time). The assessment for Mr. Joyce was performed based on his position as our Vice President, Corporate Controller and Treasurer at that time. The assessments were performed using benchmarks from compensation data reported in the then-most recent proxy statements of the following thirteen (13) peer group companies:

Allergan, Inc.	Medicis Pharmaceutical Corp. (“Medicis”)
Barr Pharmaceuticals, Inc.	Mylan Laboratories Inc.
Biovail Corporation	Par Pharmaceutical Companies, Inc. (“Par”)
Forest Laboratories, Inc.	Perrigo Company
Hospira, Inc.	Valeant Pharmaceuticals International
King Pharmaceutical, Inc.	Warner Chilcott PLC (“Warner”)
K-V Pharmaceutical Company (“K-V”)

Since the last assessment of compensation performed by Towers Perrin in June 2008, we added Warner to our peer group based on our selection criteria of public companies competing primarily in the pharmaceutical sector that had between 50% and 200% of our revenue or our market capitalization at the time of the study. Also since Towers Perrin’s last compensation assessment, we deleted APP Pharmaceuticals, Inc. from our peer group because compensation data for the company is no longer available as a result of its acquisition by Fresenius. Except for K-V, Medicis and Par, the peer companies met either the revenue or market capitalization criteria. K-V, Medicis and Par fell below these criteria but our Compensation Committee added K-V to, and retained Medicis and Par in our peer group in order to get additional data points for comparison and because Towers Perrin and the Compensation Committee considered them to be very similar to us in terms of their business model. Excluding these three companies from our peer group would have resulted in no change to the table below except that Mr. Russillo’s Base Salary and Mr. Bisaro’s Target Total Direct Compensation would have fallen “Within” the range of competitive market practices rather than “Above” that range. The Compensation Committee does not rely exclusively on statistical compilations and may vary on a case-by-case basis from our compensation target objectives as dictated by the experience of the individual and market factors.

In assessing competitiveness, Towers Perrin generally considered if a Named Executive Officer’s compensation was within, above or below the range of competitive market practices. That range was defined as: (a) base salary within plus or minus 10% of the 50th percentile of the market, (b) target and actual total cash compensation within plus or minus 15% of the 50th percentile of the market, and (c) target and actual total direct compensation within plus or minus 20% of the 50th percentile of the market. Towers Perrin’s determinations made in the January 2009 study of compensation of our Named Executive Officers are indicated in the following table:

		Total Cash		Total Direct
	Base	Compensation(1)		Compensation(2)
Named Executive Officer and Title	Salary	Target	Actual	Target		Actual

Paul M. Bisaro	Within	Within	Below	Above	(3)	Within	(3)
President and Chief Executive Officer
R. Todd Joyce (4)	Within	Within	Within	Within		Within
Senior Vice President and Chief Financial Officer Former Vice President, Corporate Controller and Treasurer
Mark W. Durand	Above	Within	(5)	Below		(5)
Former Senior Vice President and Chief Financial Officer
Thomas R. Russillo	Above	Above	Above	Within		Within
Executive Vice President and President, Global Generics
David A. Buchen	Above	Within	Within	Within		Within
Senior Vice President, General Counsel and Secretary
G. Frederick Wilkinson	(6)	(6)	(6)	(6)		(6)
Executive Vice President, Global Brands

(1)	Total Cash Compensation equals base salary plus annual cash incentive compensation.

(2)	Total Direct Compensation equals Total Cash Compensation plus the expected value of long-term incentive grants, including the expected value of stock options estimated in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), “Share Based

Payment,” as amended (“SFAS 123(R)”) as-reported values, restricted stock, and long-term performance plan awards.

(3)	Mr. Bisaro received a one-time option grant vesting over three years to purchase 400,000 shares of our common stock when we hired him in 2007. Towers Perrin performed its assessment of Mr. Bisaro’s Total Direct Compensation by including the value of one-third of the value of this grant. Towers Perrin also performed an assessment excluding the value of this grant, which resulted in Mr. Bisaro’s Target Total Direct Compensation being “Within” the range of competitive market practices and his Actual Total Direct Compensation being “Below” the range of competitive market practices.

(4)	The assessment for Mr. Joyce was performed based on his position as our Vice President, Corporate Controller and Treasurer at that time.

(5)	At the time Towers Perrin performed its compensation analysis in January 2009, Mr. Durand had not been employed with us long enough to have been paid an actual annual bonus. As a result, Towers Perrin was unable to perform an assessment of Mr. Durand’s Actual Total Cash Compensation or Actual Total Direct Compensation relative to the range of competitive market practices.

(6)	Mr. Wilkinson was not employed in his current position as the Company’s Executive Vice President, Global Brands at the time that Towers Perrin performed its compensation analysis in January 2009. As a result, the compensation consultant’s analysis did not include Mr. Wilkinson.

2009 Executive Compensation Components

For the fiscal year ended December 31, 2009, the principal components of compensation for our Named Executive Officers were:

•	base salary;

•	annual cash incentive awards;

•	long-term equity incentive compensation; and

•	perquisites and other personal benefits.

Base Salary

A significant component of our Named Executive Officers’ compensation is base salary, which provides our Named Executive Officers with a degree of financial certainty and stability. In setting base salaries and determining merit increases for our Named Executive Officers the Compensation Committee takes into account a variety of factors, including:

•	level of responsibility;

•	individual and team performance;

•	internal review of the Named Executive Officer’s compensation, individually and relative to our other officers and executives with similar responsibilities in our peer group;

•	general levels of salaries and salary changes at peer group companies; and

•	our corporate financial results.

With regard to individual and team performance, the Compensation Committee relies to a large extent on our chief executive officer’s evaluation of each other Named Executive Officer’s individual performance. Salary levels are typically considered annually as part of our performance review process as well as upon a promotion or other change in job responsibility. Merit based increases to the salaries of our Named Executive Officers are based on the Compensation Committee’s and the chief executive officer’s assessment of the individual’s performance and market conditions.

After taking into consideration (a) the factors listed above, (b) the Towers Perrin competitive pay assessment from January 2009, (c) the recommendations from our chief executive officer in the case of the other Named Executive Officers, in 2009, the Compensation Committee did not change Mr. Bisaro’s base salary and increased Mr. Durand’s base salary by 3%, Mr. Russillo’s base salary by 3% and Mr. Buchen’s base salary by 3%. Mr. Joyce’s base salary was increased by the Compensation Committee from $324,299 to $425,000 effective October 30, 2009 in conjunction with his promotion from our Vice President, Corporate Controller and Treasurer to our Senior Vice President and Chief Financial Officer. In establishing his base salary, the Compensation Committee considered Mr. Joyce’s then current compensation prior to his promotion and the information contained in the January 2009 Towers Perrin report regarding competitive market practices for compensation of other chief financial officers in our peer group. The Compensation Committee established Mr. Joyce’s compensation at or about the 25th percentile of the peer group in light of the fact that the scope of his duties did not include business development or investor relations functions, whereas many of the companies in the peer group included these functions in the scope of duties for their chief financial officers.

We determined Mr. Wilkinson’s base salary by reference to factors including (i) the Towers Perrin competitive pay assessment, (ii) his compensation histories and the need to offer market competitive compensation packages to recruit and retain Mr. Wilkinson and (iii) the nature of the roles and responsibilities Mr. Wilkinson would be expected to assume.

Annual Cash Incentive Awards

The purpose of our annual cash incentive program is to provide cash compensation on an annual basis that is at-risk and contingent on the achievement of measurable annual individual, departmental, business and strategic objectives and corporate and segment financial goals. These cash incentives are intended to link a substantial portion of executive compensation to our performance and provide executive officers with a competitive level of compensation if they achieve their objectives.

Each year, the Compensation Committee adopts guidelines pursuant to which it calculates the annual cash incentive awards available to our Named Executive Officers, subject to the Compensation Committee’s oversight and modification. The Compensation Committee believes that our annual incentive program provides our Named Executive Officers with a team incentive to both enhance our financial performance and perform at the highest level. The terms of these programs are not contained in a formal written plan.

Annual Cash Incentive Awards for our Chief Executive Officer.

The Compensation Committee met on March 5, 2009, to discuss the annual cash incentive program for Mr. Bisaro for fiscal year 2009. At this meeting, the Compensation Committee reviewed the then-most recent Towers Perrin competitive pay assessment for its chief executive officer from January 2009, noting that the average bonus payment for chief executive officers in that assessment was approximately 120% of their base salary. The Compensation Committee also considered our historical and projected revenues and Adjusted EBITDA relative to the appropriate cash incentives for Mr. Bisaro to achieve those projections.

Based on the factors above, the Compensation Committee adopted an annual cash incentive program on March 5, 2009 pursuant to which Mr. Bisaro was eligible to receive a cash bonus of up to $1 million, of which up to $700,000 is based upon our financial performance in 2009 as measured by Adjusted EBITDA, and up $300,000 is at the discretion of the Compensation Committee, taking into account Mr. Bisaro’s success in 2009 in:

•	Setting and implementing strategies to develop and grow the our Generic, Brand and Distribution business segments;

•	Implementing our global supply chain cost improvement initiatives, including the integration of our offshore operations;

•	Improving our quality systems and procedures;

•	Identifying and retaining key executives, recruiting key executives and developing succession plans for our senior leaders; and

•	Achieving success in new business strategies both globally and in biologics.

The Compensation Committee also considers other relevant factors in its sole discretion in making awards under the program.

The Compensation Committee met on February 24, 2010 to evaluate Mr. Bisaro’s performance under the measures above. Based on our actual Adjusted EBITDA for 2009 of $690.3 million which excludes the effects of our acquisition of the Arrow Group, and the Compensation Committee’s evaluation of Mr. Bisaro’s achievement of the goals above, the Compensation Committee awarded a cash incentive bonus of $1 million to Mr. Bisaro for performance in 2009.

Also at the February 24, 2010 meeting, the Compensation Committee revised the annual cash incentive program for Mr. Bisaro for fiscal year 2010. Specifically, under the 2010 program, Mr. Bisaro will be eligible to receive a target cash bonus of $1 million, of which $700,000 is based upon our financial performance in 2010 as measured by Adjusted EBITDA and $300,000 is based on the discretion of the Compensation Committee, taking into account Mr. Bisaro’s success in 2010 with respect to the goals described above which were carried over from the 2009 bonus program, as well as an additional goal for 2010 of effectively communicating with our shareholders and prospective shareholders concerning our business. Mr. Bisaro’s actual bonus for 2010 will be subject to adjustment by the Compensation Committee to be between 0% and 150% of the $1 million target amount based on our actual Adjusted EBITDA for 2010 and the Compensation Committee’s assessment of Mr. Bisaro’s success in implementing the strategic goals outlined above. In addition, Mr. Bisaro will be eligible to receive a special bonus of up to $500,000, based upon the Compensation Committee’s assessment of Mr. Bisaro’s success in expanding and building our international business, including the integration of the Arrow Group’s activities and operations. The Compensation Committee will determine whether, and to what extent a bonus will be paid to Mr. Bisaro for fiscal year 2010 after the end of 2010.

Annual Cash Incentive Awards for our other Named Executive Officers.

The Compensation Committee met on March 5, 2009 to discuss the annual cash incentive program for each of our Named Executive Officers, other than our chief executive officer, for fiscal year 2009. At these meetings, the Compensation Committee reviewed the then-most recent Towers Perrin competitive pay assessment for our Named Executive Officers (other than the chief executive officer) from January, 2009. Based on this review, the Compensation Committee decided to keep the annual cash bonus target for each of our Named Executive Officers, other than our chief executive officer, as a percentage of his base salary unchanged from the prior year. The resulting target bonus percentages were: 55% for Mr. Durand; 70% for Mr. Russillo; and 50% for Mr. Buchen. In connection with their hiring in 2009, target annual cash incentive awards for Mr. Wilkinson and Mr. Joyce were set at 60% and 50% of their base salaries, respectively. We determined target annual cash incentive awards for Messrs. Wilkinson and Joyce by reference to factors including (i) the Towers Perrin competitive pay assessment, (ii) their respective compensation histories and the need to offer market competitive compensation packages to recruit and retain them, (iii) the nature of the roles and responsibilities each of them would be expected to assume and (iv), in the case of Mr. Wilkinson, the performance, financially and otherwise, of his business segment.

The bonus actually paid to these Named Executive Officers could have ranged from 0% to 150% of his target bonus, depending to varying degrees on (i) our financial performance in 2009 as measured by Adjusted EBITDA, which we refer to as “Corporate Financial Performance,” (ii) the contribution of the Named Executive Officer’s business segment to our performance (where applicable), which we refer to as “Segment Contribution,” and (iii) the evaluation of the Named Executive Officer and his or her department during 2009 as determined by our chief executive officer based on the executive’s and his department’s achievements during 2009, which we refer to as “Individual and Department Performance”. For 2009, the above factors were applied as follows in determining the annual cash incentive award due to each of our Named Executive Officers:

	Corporate Financial	Segment	Individual and
Named Executive Officer and Title	Performance	Contribution	Department Performance

Mark W. Durand	60%	0%	40%
Former Chief Financial Officer
R. Todd Joyce	60%	0%	40%
Senior Vice President and Chief Financial Officer
Thomas R. Russillo	40%	40%	20%
Executive Vice President and President, Global Generics
David A. Buchen	60%	0%	40%
Senior Vice President, General Counsel and Secretary
G. Frederick Wilkinson	40%	40%	20%
Executive Vice President, Global Brands

Corporate Financial Performance.  The Compensation Committee measures Corporate Financial Performance through Adjusted EBITDA, which it believes is the best indicator of such performance. The Compensation Committee used a performance grid that established various Adjusted EBITDA milestones necessary for full or partial funding of the annual incentive award for Corporate Financial Performance. Based on the Company’s adjusted 2009 EBITDA of $690.3 million, which excludes the effects of our acquisition of the Arrow Group, 2009 annual incentive awards for Corporate Financial Performance were funded at 120.3% of target.

Between threshold and maximum funding were intermediate levels of funding that were generally proportionate to corresponding Adjusted EBITDA milestones. For the purpose of measuring Corporate Financial Performance, “Adjusted EBITDA” meant our earnings (excluding the effect of the acquisition of the Arrow Group) before interest, taxes, depreciation and amortization, adjusted for share-based compensation, acquisition or licensing related charges, restructuring charges, litigation charges, charges associated with our global supply chain initiative, non-cash charges, gains or losses on debt repurchase, gains or losses on sales of operating assets or securities and such other special items as determined at the discretion of our Board of Directors. A reconciliation of Adjusted EBITDA to net income , which includes the effects of the acquisition of the Arrow Group, can be found on our Current Report on Form 8-K furnished to the SEC on February 23, 2010.

Segment Contribution.  The Adjusted Contribution to our overall corporate financial performance by our Generics, Brands and Distribution business segments is given significant weight in determining the overall cash incentive award available to members of these business segments, including Messrs. Russillo and Wilkinson. This weighting recognizes that each business segment has its own measures of performance and achievement that may differ from overall corporate measures or from the measures used by our other segments. The Compensation Committee believes that using these relative measures of performance is key to specifically rewarding the performance of our executives in these segments. For the purpose of measuring Segment Contribution, “Adjusted Contribution” meant a business segment’s contribution as reported in our filings with the SEC adjusted for any reconciling item of the relevant segment that was excluded in determining Adjusted EBITDA. In determining the portion of a Named Executive Officer’s annual incentive award attributable to Adjusted Contribution, the Compensation Committee uses a performance grid that establishes threshold, target and maximum contribution levels for each of our business segments, like the performance grid used to measure Corporate Financial Performance. The Target Adjusted Contribution level in 2009 was set above actual Adjusted Contribution in fiscal 2008 for the Generic business segment, and required sustained, high-level performance by Mr. Russillo. In the case of Mr. Wilkinson, the Compensation Committee determined that it would continue to apply the Target Adjusted Contribution for our Branded Products business that it had set for other employees in that segment at the beginning of the year, which was below the actual Adjusted Contribution in fiscal 2008 for the Branded business segment . Actual Adjusted Contribution in 2009 for the Generics and Brands business segments resulted in a 124.5% payout level for Mr. Russillo and a 114.5% payout level for Mr. Wilkinson, respectively.

Individual and Departmental Performance.  The Compensation Committee also recognizes that Individual and Departmental Performance are key elements to consider in determining the overall cash incentive award available to an executive. To this end, our chief executive officer reviews the performance of each of our executive officers and, with the assistance of our human resources department, makes recommendations to the Compensation Committee concerning compensation of the Named Executive Officers. While the Compensation Committee considers these recommendations in determining annual cash incentive awards, it may modify any such recommendations at its discretion.

Using the three factors above, calculations of the cash incentive awards and the recommendation of our chief executive officer are submitted to the Compensation Committee for consideration and approval. The total amount of cash bonus payable to a Named Executive Officer may be further adjusted up or down by up to 25% at the discretion of the Compensation Committee. The Compensation Committee did not exercise this discretion in awarding cash bonuses for 2009 performance for any of our Named Executive Officers. The Compensation Committee determines whether and to what extent cash incentive awards will be paid for a fiscal year after the end of that fiscal year.

In February 2010, the Compensation Committee awarded cash bonuses in accordance with the objective results and factors discussed above to Mr. Joyce of $263,383, Mr. Russillo of $650,288, Mr. Buchen of $270,246, and Mr. Wilkinson of $114,626. Mr. Durand was not eligible to receive a cash bonus because he was not employed by us at the time of the award.

Our 2010 cash incentive award program is substantially similar to our 2009 program, but features financial targets and thresholds for Adjusted EBITDA and segment contribution based on our 2010 operating plan as approved by our Board of Directors. Meeting and exceeding these targets will require consistent and superior performance by us, each of our business segments and our Named Executive Officers.

Special Bonuses.

The Compensation Committee awarded Mr. Bisaro a special bonus of $250,000 for the completion of the acquisition of Arrow Group. The amount shown for Mr. Joyce includes a special bonus in an amount of $25,000 for his services as our Principal Financial Officer during the period from July 27, 2009 to October 29, 2009, in recognition of his additional responsibilities during that period.

Long-Term Equity Incentives

Our Named Executive Officers generally receive equity based grants when they join us, upon promotions and generally thereafter as part of the Compensation Committee’s determination of the executive officers’ annual total compensation on annual dates scheduled in advance. All equity awards are approved before or on the date of grant. In determining the size of equity-based grants, the Compensation Committee considers the number of shares available under the Second Amendment and Restatement of the 2001 Incentive Award Plan of Watson Pharmaceuticals, Inc. (the “Incentive Award Plan”), the potential dilutive impact of such grants on our shareholders, the individual’s position with us, the appropriate allocation of such grants based on individual and corporate performance, and the level of grants awarded by our peers.

While we do not require our employees to maintain any minimum ownership interest in our stock, the Compensation Committee believes that equity-based awards provide a valuable tool for aligning the interests of management with our stockholders and focusing management’s attention on our long-term growth. In addition, the Compensation Committee believes that equity-based awards are essential to attract and retain the talented professionals and managers needed for our continued success.

In accordance with our Incentive Award Plan, our long term equity incentive program is a performance based program that can provide for discretionary equity awards of restricted stock, stock appreciation rights, dividend equivalents, restricted stock units, deferred stock, stock payment awards and stock options to our Named Executive Officers. Prior to 2005, our long-term equity compensation awards generally took the form of stock option awards. During 2005 and 2006, our long-term equity compensation awards took the form of a mix of restricted stock grants and stock option awards. The Compensation Committee determined that by providing full-value shares in addition to options, the value of the grant would remain competitive while the number of shares granted could be reduced to manage our share usage. Using the Black-Scholes pricing model for stock option valuation and the market value of our common stock for restricted stock valuation, we generally targeted our restricted stock awards and stock option awards to each comprise approximately 50% of the total value of our typical long-term equity award.

After further considering the cost and dilutive impact of our long term equity awards, the negative effect our usage of stock options was having on the total direct compensation of our Named Executive Officers, the marginal retention value we were achieving through our stock options and market trends relating to long-term incentive compensation, the Compensation Committee revised our approach to long-term equity compensation in 2007. This revised approach, which remains in effect, has two key components. First, the Compensation Committee shifted our annual long-term equity awards away from a mix of options and restricted stock to restricted stock awards only. Second, the Compensation Committee split our restricted stock awards into two classes: (1) “Time Awards” that are based on individual and corporate performance factors and (2) “Performance Awards” pursuant to which each Named Executive Officer has the right to receive a number of shares of restricted stock granted after year end based on our performance against the same Adjusted EBITDA targets upon which our annual cash incentive compensation program is based. Any restricted stock issued pursuant to a Performance Award vests on the same basis as the Time Awards. The Compensation Committee may, in the future, adjust this mix of award types or approve different award types as part of our overall long-term equity incentive program.

Restricted Stock

Time Awards.  As part of our total compensation program the Compensation Committee generally grants shares of restricted stock to our Named Executive Officers on an annual basis (the “Time Awards”). Each Named Executive Officer is entitled to a grant of Time Award shares within a preset range that varies in accordance with the Named Executive Officer’s position of responsibility with us. While Time Award grants are not tied to any specific financial targets, the Compensation Committee determines the specific amount of Time Awards to be granted to each Named Executive Officer based on our performance and the Compensation Committee’s evaluation of each officer’s individual performance, taking into consideration the recommendation of our chief executive officer. In recognition of their performance in fiscal 2008, the Compensation Committee awarded Time Awards of restricted stock in March 2009 in the following amounts: Mr. Bisaro received 36,850 restricted shares, Mr. Joyce received 5,000 restricted shares, Mr. Russillo received no restricted shares, Mr. Buchen received 7,500 restricted shares and Mr. Wilkinson received 9,000 restricted shares. Mr. Durand was not eligible to receive any shares because he was not employed by us at the time of the grant.

Performance Awards.  The Company provides performance-based annual equity incentive awards to our chief executive officer under a compensation program administered by the Compensation Committee and for our executive officers under the 2009 Senior Executive Equity Compensation Program. Under these programs, our senior executive officers, including our Named Executive Officers, are eligible to receive an award of shares of restricted stock based on the Company’s performance during the fiscal year as measured by Adjusted EBITDA. The target number of restricted shares to be issued to a Named Executive Officer’s under a Performance Award is equal to his or her actual Time Share award granted in the fiscal year for which performance is being measured. The actual number of restricted shares issued by the Compensation Committee can range from 0% to 150% of the target under the Performance Award for each of our Named Executive Officers based upon our financial performance for the fiscal year using the same Adjusted EBITDA calculation used by the Compensation Committee in determining our annual cash incentive payouts to such Named Executive Officer. In February 2010, the Compensation Committee determined our financial performance in 2009 as measured by Adjusted EBITDA resulted in payout of 120.3% of the target issuance, resulting in issuance to each Named Executive Officer of shares of restricted stock in the following amounts: Mr. Bisaro received 44,331 restricted shares, Mr. Joyce received 4,692 restricted shares, Mr. Russillo received no restricted shares, Mr. Buchen received 9,023 restricted shares and Mr. Wilkinson received 3,008 restricted shares. Mr. Durand was not eligible to receive any shares because he was not employed by us at the time of the grant.

Our shares of restricted stock (including Time Awards and shares issued pursuant to Performance Awards) generally have restrictions on resale that lapse on the second and fourth anniversaries of the grant date. On each of those dates 50% of the total award’s restrictions on resale lapse, contingent on the continued employment with us by the Named Executive Officer during the restriction period. In the future, the Compensation Committee may adjust the restrictions on resale to which our restricted stock is subject. The Compensation Committee will determine whether and to what extent Performance Awards will be awarded for fiscal year 2010 after the end of 2010.

New Hire and Promotion-related Awards.

Pursuant to our employment arrangements with Messrs. Wilkinson and Joyce in 2009, we agreed to grant to Messrs. Wilkinson and Joyce 12,500 and 6,800 shares of restricted stock, respectively. These awards have restrictions on resale that lapse (or are eliminated) on the second and fourth anniversaries of their grant date. On each of those dates 50% of the total award’s restrictions on resale lapse, contingent on the continued employment with us by the Named Executive Officer. We agreed to grant these shares of restricted stock in order to align the interests of Mr. Wilkinson and Mr. Joyce with our stockholders and focus their attention on our long-term growth.

Stock Options

We award stock options with an exercise price equal to the last closing price of our common stock on the NYSE on the day of the award grant, in accordance with the terms of our Incentive Award Plan. These options generally have a term of 10 years and generally are subject to a four-year ratable vesting schedule. Vesting rights cease upon termination of employment (except in the case of a qualifying termination in connection with a change-in-control, in which case vesting rights accelerate upon termination of employment) and exercise rights generally cease ninety (90) days after the date of termination, except in the case of death (subject to a one year limitation), disability or retirement. In the case of vice-presidents who have been employed by us for more than five (5) continuous years, exercise rights cease two (2) years after the vice-president’s termination of employment for awards made on or after July 25, 2005. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.

We did not grant any options to any Named Executive Officers in 2008 or 2009.

We believe the term and vesting schedule of our stock options, and the vesting schedule for our restricted stock awards, provide additional incentive to management to remain with the Company and to focus on long-term growth and corporate financial performance.

Perquisites and Other Personal Benefits

We provide our Named Executive Officers with perquisites and other personal benefits that we and the Compensation Committee believe have a business purpose, are reasonable and consistent with our overall compensation program and better enable us to attract and retain superior employees for key positions. The Compensation Committee believes these benefits and perquisites provide a more tangible incentive with a greater perceived value than an equivalent amount of cash compensation. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to our Named Executive Officers.

The Named Executive Officers are provided with a monthly car allowance, mandatory annual physical exams, financial planning assistance and participation in the plans and programs described below under the heading “Other Benefits — Generally Available Benefits.” Upon relocation, Named Executive Officers may receive, at the discretion of the Compensation Committee, a relocation allowance paid in installments. The car allowance is intended to cover expenses related to the lease, purchase, insurance and maintenance of a vehicle. It is provided in recognition of the need to have executive officers visit customers, business partners and other stakeholders in order to fulfill their job responsibilities. The mandatory annual physical exams are required to monitor the physical health of our executives and to discover potential health issues that could interfere with their duties at the company. The financial planning assistance covers expenses resulting from financial, estate and tax planning. We believe that it is in its best interest for the executives to have professional assistance in managing their total compensation so that they can focus their full attention on growing and managing the business.

Attributed costs of the personal benefits described above for the Named Executive Officers for the fiscal years ended December 31, 2007, 2008 and 2009, are included in column (i) of the “Summary Compensation Table on page 23.

Other Benefits

Generally Available Benefits

We provide the following benefits to our Named Executive Officers generally on the same basis as the benefits provided to all employees:

•	Health, dental and vision insurance;

•	Life insurance;

•	Short- and long-term disability;

•	Educational assistance; and

•	401(k) plan.

Executive Compensation Deferral Program

Our Named Executive Officers, in addition to certain other U.S.-based eligible management level employees, are entitled to participate in our Executive Deferred Compensation Plan. Pursuant to our Executive Deferred Compensation Plan, eligible employees may defer from 1% to 80% of their salary and from 1% to 80% of their annual cash incentive award, if any.

We match 50% of the first 2% an employee defers in accordance with this Plan. Vesting of the matched amount is based on an employee’s years of service with us. If an employee has been with us for less than one year, none of the matched amount is vested. Vesting thereafter occurs 33% per year, such that employees who have been with us for more than 3 years are 100% vested in the matched amount.

All contributions to our Executive Deferred Compensation Plan have a guaranteed fixed interest rate of return. This guaranteed rate is adjusted annually based on the Prime interest rate published in the Wall Street

Journal on the first business day of November 2008 for the 2009 plan year. In 2009 the guaranteed interest rate was 4.0%.

Our Executive Deferred Compensation Plan is discussed in further detail under the heading “Nonqualified Deferred Compensation” on page 29.

Severance Benefits

Termination of each of our Named Executive Officer’s employment can occur at any time with or without cause, or by reason of death or disability. Additionally, each Named Executive Officer may voluntarily resign at any time with or without good reason. Pursuant to each of our Named Executive Officer’s respective employment agreements, in the event of termination of employment without cause, or if the Named Executive Officer resigns for good reason, we will provide the Named Executive Officer with severance compensation and benefits, including a lump sum severance payment (based on a multiple of the executive officer’s salary and bonus), continued group health insurance benefits for two years and outplacement services for certain periods subsequent to the executive officer’s termination. The severance benefits are designed to retain our executive officers by providing them with security in the event of a termination of employment without cause or resignation for good reason.

In addition to the severance benefits discussed above, if we experience a change-in-control, and if a Named Executive Officer is terminated without cause or resigns for good reason within ninety (90) days prior to or up to twenty-four (24) months following such change-in-control, our employment agreements with our Named Executive Officers provide for the immediate vesting of any unvested options and restricted stock held by such Named Executive Officer. The benefits are only payable upon a double trigger — there must be a change-in-control and a termination or resignation for good reason. We believe this approach to be in our best interests in that it (1) provides a retention incentive to our Named Executive Officers who may be faced with the potential of job loss following a change-in-control and (2) affords any successor entity the opportunity to retain any or all Named Executive Officers following such a change-in-control.

Each Named Executive Officer is also entitled to receive a gross-up payment to compensate for any excise tax imposed on the Named Executive Officer under the Internal Revenue Code. Additional information regarding applicable payments and benefits provided under our agreements to our Named Executive Officers is provided under the heading “Potential Payments Upon Termination or Change-in-Control” on page 30.

In connection with Mr. Durand’s departure from the Company in 2009, the Company agreed to provide Mr. Durand with a lump sum severance payment equal to two times his salary and a pro-rated 2009 target bonus.

Tax and Accounting Considerations

Policy on Deductibility of Executive Compensation

Section 162(m) of the IRC provides a $1,000,000 deduction limit on compensation paid to the reporting executives of publicly held corporations, unless the compensation qualifies as “performance based” compensation based on certain performance, disclosure, stockholder approval and other requirements being met. The options granted under the Incentive Award Plan generally comply with these performance-based compensation requirements. We have not historically designed our long-term equity incentives and our annual cash incentive award programs to comply with the performance-based compensation requirements.

We periodically review the potential consequences of Section 162(m) and may structure the performance-based portion of our executive compensation to comply with certain exemptions of Section 162(m). However, we reserve the right to use our judgment to authorize compensation payments that do not comply with the exemptions of Section 162(m) when we believe that such payments are appropriate and in the best interests of our stockholders.

Nonqualified Deferred Compensation

Section 409A of the IRC requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including the Named Executive Officers, so that they are either exempt from, or satisfy the requirements of, Section 409A. With respect to our compensation and benefit plans that are subject to Section 409A, in accordance Section 409A and regulatory guidance issued by the Internal Revenue Service (“IRS”), we are currently operating such plans in compliance with Section 409A based upon our good faith, reasonable interpretation of the statute and the IRS’s regulatory guidance.

Change-in-Control Tax Gross-Ups

Sections 280G and 4999 of the IRC impose certain adverse tax consequences on compensation treated as excess parachute payments. An executive is treated as having received excess parachute payments if he receives compensatory payments or benefits that are contingent on a change in control, and the aggregate amount of such payments and benefits equal or exceeds three times the executive’s base amount. The portion of the payments and benefits in excess of one times base amount are treated as excess parachute payments and are subject to a 20% excise tax, in addition to any applicable federal income and employment taxes. Also, our compensation deduction in respect of the executive’s excess parachute payments is disallowed. If we were to be subject to a change-in-control, certain amounts received by our executives (for example, amounts attributable to the accelerated vesting of stock options) could be excess parachute payments under Sections 280G and 4999 of the IRC. As discussed below under “Potential Payments Upon Termination or Change-in-Control,” we provide certain of our executive officers with tax gross up payments in the event of a change-in-control, but did not enter into any such agreements in 2009.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of Watson has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

THE COMPENSATION COMMITTEE

Ronald R. Taylor, Chairman
Catherine M. Klema
Fred G. Weiss

SUMMARY COMPENSATION TABLE

The following table sets forth certain information regarding the annual and long-term compensation for services rendered to the Company in all capacities for the fiscal year ended December 31, 2009 of our Named Executive Officers. For purposes of determining the three most highly compensated executive officers, the amounts shown in column (h) below were excluded.

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
				Stock	Option	Incentive Plan	Deferred	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation	Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Paul M. Bisaro (8)	2009	1,038,462	250,000	1,944,943	—	1,000,000	—	43,775	4,277,180
President and Chief	2008	1,000,000	—	2,028,961	—	997,200	1,159	38,969	4,066,289
Executive Officer	2007	303,846	—	1,306,116	6,153,906	330,000	—	4,219	8,098,087
R. Todd Joyce (9)	2009	359,907	25,000	439,905	—	238,383	—	35,921	1,099,116
Senior Vice President and	2008	312,974	—	192,710	—	128,485	4,354	20,407	658,930
Chief Financial Officer	2007	386,623	—	189,750	—	112,570	1,456	19,502	709,901
Mark W. Durand (10)	2009	453,089	—	369,460	—	—	—	1,202,637	2,025,186
Former Senior Vice President	2008	457,500	100,000	468,010	—	255,136	287	22,271	1,303,204
and Chief Financial Officer	2007	34,615	50,000	271,700	—	—	—	672	356,987
Thomas R. Russillo	2009	854,921	—	258,375	—	650,288	—	32,539	1,796,123
Executive Vice President	2008	790,608	—	412,950	—	549,077	—	32,564	1,785,199
Global Generics	2007	744,719	60,000	948,750	—	500,116	—	22,869	2,276,454
G. Frederick Wilkinson (11)	2009	173,077	—	546,450	—	114,626	—	564,531	1,398,684
Executive Vice President Global Brands
David A. Buchen	2009	534,410	—	395,861	—	270,246	—	26,647	1,227,164
Senior Vice President, General	2008	503,346	—	412,950	—	250,000	10,569	24,713	1,201,578
Counsel and Secretary	2007	463,523	—	474,375	—	245,916	9,075	21,135	1,214,024

(1)	Salary includes annual salary and cash paid in lieu of vacation. Amounts include cash compensation earned but deferred, as applicable, under the Company’s deferred compensation plans. Participants in these plans may defer receipt of portions of salary and/or annual non-equity incentive plan compensation earned for the year into Watson’s Executive Deferred Compensation Plan. Watson’s Executive Deferred Compensation Plan is discussed in further detail above under the heading “Executive Compensation Deferral Program” on page 20 and below under the heading “Nonqualified Deferred Compensation” on page 29.

(2)	Mr. Bisaro was awarded a special bonus in the amount of $250,000 in February 2010 for the completion of the acquisition of the Arrow Group. Mr. Joyce was awarded a special bonus in February 2010 in the amount of $25,000 in recognition of his role as interim Chief Financial Officer during 2009. Mr. Durand received a signing bonus upon appointment as Chief Financial Officer in November 2007, $50,000 of which was payable in 2007 and $100,000 of which was payable in March 2008. Mr. Russillo received a negotiated guaranteed bonus of $60,000 upon his appointment as Executive Vice President and President Generic Division in September 2006 paid in March 2007.

(3)	Stock awards represent the aggregate grant date fair value of 2009 Performance Awards and restricted stock grants issued pursuant to 2009 Time Awards. The grant date fair value of restricted stock grants issued pursuant to 2009 Time Awards are based on the fair market value of our common stock of $26.39 on the issuance date of March 5, 2009. The Company recognizes the expense associated with the fair value of restricted stock grants over the period restrictions are eliminated for those awards. No compensation expense is recognized for the Performance Awards until shares of restricted stock are issued in settlement of such Performance Awards. The grant date fair value of the 2009 Performance Awards is based on the expected target payout for those awards on the date those awards were granted. For Messrs. Bisaro, Joyce, Durand and Buchen, the fair market value of our common stock on the grant date of March 5, 2009 was $26.39 and for Mr. Wilkinson, the fair market value of our common stock on the grant date of September 21, 2009 was $36.43. However, no compensation expense is recognized for the Performance Awards until shares of restricted stock are issued in settlement of such Performance Awards. The maximum possible value of the 2009 Performance Awards on the date they were granted was as follows: $1,458,707 for Mr. Bisaro, $154,382 for Mr. Joyce, $277,095 for Mr. Durand, $546,450 for Mr. Wilkinson and $296,887 for Mr. Buchen. Mr. Russillo did not receive a 2009 Performance Award. See table of Outstanding Equity Awards of Fiscal Year-End for the number of shares actually paid out under 2009

Performance Awards. For additional discussion on the assumptions used in determining fair value and the accounting for restricted stock awards, see Share-Based Compensation in Note 2 and Note 3 to the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

(4)	Option awards represent the aggregate grant date fair value of stock options granted in 2007. The Company recognizes the expense associated with the fair value of stock options granted over the vesting term of those awards. Fair value is based on the Black-Scholes option pricing model on the date of grant. For additional discussion on the assumptions used in determining fair value and the accounting for stock options, see Share-Based Compensation in Note 2 and Note 3 to the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

(5)	Non-equity incentive plan compensation represents payment under our annual cash incentives awards program for the fiscal year stated but paid in March of the following year. Mr. Bisaro’s 2007 non-equity incentive plan compensation was prorated for the portion of the year he was employed as our chief executive officer. Mr. Durand was hired in November 2007 and resigned on October 29, 2009. Therefore, he was not eligible to participate in our annual cash incentives awards program for 2007 performance or 2009 performance. For additional discussion on our annual cash incentive award programs, see Annual Cash Incentive Awards above under the heading “Compensation Discussion and Analysis” on page 11 and below under the heading “Grants of Plan-Based Awards” on page 25.

(6)	Amounts reflect interest on deferred compensation balances that is considered to be earned at above-market interest rates. Interest on deferred compensation is deemed to be above-market if it exceeds 120% of the applicable federal long-term rate. All contributions to our Executive Deferred Compensation Plan have a guaranteed fixed interest rate of return. This guaranteed rate is adjusted annually based on the Prime interest rate published in the Wall Street Journal on the first business day of December 2006 for the 2007 plan year, of December 2007 for the 2008 plan year and of November 2008 for the 2009 plan year. In 2009, the guaranteed interest rate did not exceed 120% of the applicable federal long-term rate and accordingly, no above-market interest has been reflected in the above table for the 2009 calendar year. The Executive Deferred Compensation Plan is discussed in further detail above under the heading “Executive Compensation Deferral Program” on page 20 and below under the heading “Nonqualified Deferred Compensation” on page 29.

(7)	Total other compensation for 2009 includes severance payments made to Mr. Durand upon his resignation, consulting fees paid to Mr. Wilkinson during 2009 prior to his appointment as Executive Vice President, Global Brands, a car allowance, registrant contributions under our 401(k) plan and deferred compensation plan, group life insurance coverage and other perquisites as follows:

2009 Other Compensation

					Deferred	Group Term
		Severance	Car	401(k)	Compensation	Life	Consulting	Other	Total Other
Name	Year	Benefits	Allowance	Match	Match	Insurance	Compensation	Perquisites	Compensation

Paul M. Bisaro	2009	—	12,000	9,642	20,357	1,776	—	—	43,775
R. Todd Joyce	2009	—	7,200	9,800	4,884	1,870	—	12,167	35,921
Mark W. Durand	2009	1,175,855	6,203	11,108	7,082	2,389	—	—	1,202,637
Thomas R. Russillo	2009	—	7,200	9,800	—	15,314	—	225	32,539
G. Frederick Wilkinson	2009	—	1,800	2,885	—	756	559,090	—	564,531
David A. Buchen	2009	—	7,200	9,800	7,844	1,803	—	—	26,647

(8)	Mr. Bisaro was appointed to the position of President and Chief Executive Officer effective September 4, 2007. Mr. Bisaro was also appointed as a member of the Board.

(9)	Mr. Joyce was appointed to the position of Senior Vice President and Chief Financial Officer effective October 30, 2009.

(10)	Mr. Durand was appointed to the position of Senior Vice President and Chief Financial Officer effective November 26, 2007 and resigned effective October 29, 2009.

(11)	Mr. Wilkinson was appointed to the position of Executive Vice President, Global Brands effective September 21, 2009.

GRANTS OF PLAN-BASED AWARDS

The following table provides information about equity and non-equity awards granted to Named Executive Officers for 2009:

									All Other
									Stock	Grant Date
									Awards:	Fair
			Estimated Possible Payouts						Number	Value of
			Under Non-Equity Incentive			Estimated Future Payouts Under Equity Incentive			of Shares	Stock and
			Plan Awards			Plan Awards			of Stock	Option
	Grant		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Awards
Name	Date		($)	($)	($)	(#)	(#)	(#)	(#)	($)
(a)	(b)		(c)	(d)	(e)	(c)	(d)	(e)	(f)	(i)

Paul M. Bisaro	3/5/2009(1)		350,000	1,000,000	1,000,000
	3/5/2009(2)								36,850	972,472
	3/5/2009(3)					18,425	36,850	55,275		972,472
R. Todd Joyce	10/30/2009(1	)(4)	63,750	212,500	318,750
	3/5/2009(2)								3,900	102,921
	3/5/2009(3)					1,950	3,900	5,850		102,921
	10/30/2009(4)								6,800	234,056
Mark W. Durand(5)	3/5/2009(1)		83,991	279,969	419,953
	3/5/2009(2)								7,000	184,730
	3/5/2009(3)					3,500	7,000	10,500		184,730
Thomas R. Russillo	3/5/2009(1)		228,011	570,028	855,042
	8/13/2009(6)								7,500	258,375
G. Frederick Wilkinson	9/21/2009(1	)(7)	144,000	360,000	540,000
	9/21/2009(3	)(7)				1,250	2,500	3,750		91,075
	9/21/2009(7)								12,500	455,375
David A. Buchen	3/5/2009(1)		76,355	254,517	381,776
	3/5/2009(2)								7,500	197,925
	3/5/2009(3)					3,750	7,500	11,250		197,925

(1)	Annual Cash Incentive Awards: The Company provides performance-based annual cash incentive awards to our chief executive officer under a compensation program administered by the Compensation Committee and for our executive officers under the 2009 Senior Executive Compensation Program. These columns indicate the ranges of possible payouts targeted for 2009 performance under the applicable annual cash incentive award program for each Named Executive Officer listed above. Actual cash incentive awards paid in 2010 for 2009 performance are set forth in column (g) in the “Summary Compensation Table”. Target payouts are based on the targeted percentage of base salary earned during the year. Maximum payouts represent 150% of target payouts, or 100% of target payouts in the case of our chief executive officer. Threshold payouts are based on the minimum level of performance for which payouts are authorized under the program and are equal to 50% of the portion of the Named Executive Officer’s annual incentive award attributable to (i) Corporate Financial Performance as measured by Adjusted EBITDA and (ii) in the case of Messrs. Russillo and Wilkinson, Segment Contribution as measured by Adjusted Contribution. Payout amounts do not take into account any discretionary authority of the Compensation Committee to increase or decrease a Named Executive Officer’s (other than our chief executive officer’s) award by +/- 25%. For additional discussion of our annual cash incentive award programs, see Annual Cash Incentive Awards under the heading “Compensation Discussion and Analysis” on page 11.

(2)	2009 Time Awards: The restricted stock issued on March 5, 2009 pursuant to 2009 Time Awards were authorized in connection with the annual long term equity incentive grant under the Incentive Award Plan. Restrictions lapse equally on the restricted stock grants on the second and fourth anniversaries of the grant date, subject to continued employment. The fair value of Time Award restricted stock grants is based on the fair market value of our common stock of $26.39 on the issuance date of March 5, 2009.

(3)	2009 Performance Awards: The Company provides performance-based annual equity incentive awards to our chief executive officer under a compensation program administered by the Compensation Committee and for our executive officers under the 2009 Senior Executive Equity Compensation Program. Under these programs, our senior executive officers, including our Named Executive Officers, are eligible to receive an award of shares of restricted stock based on the Company’s performance during the fiscal year as measured by Adjusted EBITDA. The target issuance of restricted shares to a Named Executive Officer’s under a Performance Award is equal to his or her actual Time Share award granted in the fiscal year for which performance is being measured. Maximum issuance represents 150% of target payouts. Threshold issuance represents the minimum level of performance for which issuances are authorized under the program and is equal to 50% of the target issuances. The grant date fair value of the 2009 Performance Awards is based on the expected target payout for those awards on the date those awards were granted. For Messrs. Bisaro, Joyce, Durand and Buchen, the fair market value of our common stock on the grant date of March 5, 2009 was $26.39 and for Mr. Wilkinson, the fair market value of our common stock on the grant date of September 21, 2009 was $36.43. However, no compensation expense is recognized for the Performance Awards until shares of restricted stock are issued in settlement of such Performance Awards. The maximum possible value of the 2009 Performance Awards on the date they were granted was as follows: $1,458,707 for Mr. Bisaro, $154,382 for Mr. Joyce, $277,095 for Mr. Durand, $546,450 for Mr. Wilkinson and $296,887 for Mr. Buchen. Mr. Russillo did not receive a 2009 Performance Award. See table of Outstanding Equity Awards of Fiscal Year-End for the number of shares actually paid out under 2009 Performance Awards.

(4)	Mr. Joyce was appointed to the position of Senior Vice President and Chief Financial Officer effective October 30, 2009. In accordance with the terms of a Key Employment Agreement entered into on October 30, 2009, Mr. Joyce received a promotional grant of 6,800 restricted shares with a fair value of $234,056 and an annual cash incentive award for 2009 at a target level of $212,500 with threshold and maximum payout levels as discussed in note (1) Annual Cash Incentive Awards.

(5)	Mr. Durand resigned effective October 29, 2009 and was not eligible for a 2009 Annual Cash Incentive Award or a 2009 Performance Award.

(6)	On August 13, 2009, Mr. Russillo entered into a second amendment of his employment agreement with the Company which extended Mr. Russillo’s employment agreement to December 31, 2010. Mr. Russillo received a time share grant of 7,500 restricted shares which vests 100% on December 31, 2010. The grant date fair value of the time award was based on the fair market value of our common stock of $34.45 on the grant date.

(7)	Mr. Wilkinson was appointed to the position of Executive Vice President, Global Brands effective September 21, 2009. In accordance with the terms of his employment arrangement entered into on September 21, 2009, Mr. Wilkinson received a restricted stock grant of 12,500 shares with a fair value of $455,375 and an annual cash incentive award for at a target level of $360,000 with threshold and maximum payout levels as discussed in note (1) Annual Cash Incentive Awards. Mr. Wilkinson’s cash incentive award and 2009 Performance Award was prorated for 2009 in accordance with his hire date.

(8)	For additional discussion on our annual equity incentive award programs, including our Time Awards and Performance Awards, see Long-Term Equity Incentives above under the heading “Compensation Discussion and Analysis” on page 11. For additional discussion on the accounting for restricted stock awards, see Share-Based Compensation in Note 2 and Note 3 to the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth the outstanding equity awards for the Company’s Named Executive Officers at December 31, 2009:

	Option Awards					Stock Awards
								Equity Incentive Plan Awards
	Number of	Number of				Number of	Market Value		Market or
	Securities	Securities				Shares or	of Shares or	Number of	Payout Value of
	Underlying	Underlying		Option		Units of Stock	Units of Stock	Unearned Shares	Unearned Shares
	Unexercised	Unexercised		Exercise	Option	That Have	That Have	That Have	That Have
	Options (#)	Options (#)		Price	Expiration	Not Vested	Not Vested	Not Vested	Not Vested
Name	Exercisable	Unexercisable		($)	Date	(#)(1)	($)(2)	(#)(3)	($)(3)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)

Paul M. Bisaro	63,600	63,600	(4)	30.6600	9/4/2017
		400,000	(5)	30.6600	9/4/2017
						131,703	5,216,756	44,331	1,728,022
R. Todd Joyce	2,500			44.7500	4/17/2010
	3,300			51.8125	7/13/2010
	2,500			45.8750	12/11/2010
	10,000			46.3100	12/21/2010
	6,500			48.9000	3/23/2011
	7,500			64.1800	7/27/2011
	15,000			27.8800	11/15/2011
	10,000			26.4000	5/28/2012
	7,000			38.9200	8/4/2013
	12,000			26.1400	8/9/2014
	3,000			35.1100	8/12/2015
	3,000	1,000	(6)	25.6400	9/1/2016
						22,853	905,207	4,692	182,894
Mark W. Durand(7)						—	—	—	—
Thomas R. Russillo	60,000			25.8600	9/5/2016
						44,970	1,781,262	—	—
G. Frederick Wilkinson						12,500	495,125	3,008	117,252
David A. Buchen	16,500			36.8750	3/3/2010
	2,250			44.7500	4/17/2010
	5,000			51.8125	7/13/2010
	5,000			48.9000	3/23/2011
	7,000			54.4800	8/23/2011
	17,500			28.1500	11/26/2011
	15,000			26.4000	5/28/2012
	25,000			29.4300	11/20/2012
	8,000			38.9200	8/4/2013
	17,000			26.1400	8/9/2014
	5,000			35.1100	8/12/2015
	3,750	1,250	(6)	25.6400	9/1/2016
						24,168	957,294	9,023	351,717

(1)	Except in the case of Mr. Russillo, restrictions on the restricted stock grants generally lapse equally on the second and fourth anniversaries of the grant date. Information presented in column (f) aggregates all unvested restricted stock awards outstanding. Individual restrictions on restricted stock lapse as follows:

Named Executive Officer	Restricted Shares	Date Restrictions Lapse

Mr. Bisaro	18,425	March 12, 2010
	36,777	March 5, 2011
	21,300	September 4, 2011
	18,425	March 12, 2012
	36,776	March 5, 2013
Mr. Joyce	3,250	March 12, 2010
	667	September 1, 2010
	3,693	March 5, 2011
	1,500	June 29, 2011
	3,400	October 30, 2011
	3,250	March 12, 2012
	3,693	March 5, 2013
	3,400	October 30, 2013

Named Executive Officer	Restricted Shares	Date Restrictions Lapse

Mr. Russillo	11,250	March 12, 2010
	11,250	March 12, 2010
	7,500	December 31, 2010
	7,500	June 29, 2011
	3,735	March 5, 2011
	11,250	March 12, 2012
	3,735	March 5, 2013
Mr. Wilkinson	6,250	September 21, 2011
	6,250	September 21, 2013
Mr. Buchen	7,500	March 12, 2010
	834	September 1, 2010
	7,485	March 5, 2011
	3,750	June 29, 2011
	7,500	March 12, 2012
	7,485	March 5, 2013

(2)	Market value is determined by multiplying the number of shares by the closing price of $39.61 of our common stock on the New York Stock Exchange on December 31, 2009.

(3)	Represents 2009 Performance Awards which were unearned at 12/31/2009. Amounts based on actual number of shares earned and the closing price of $38.98 of our common stock on the New York Stock Exchange on the date they were earned, which was February 23, 2010. When earned, restrictions on the restricted stock grants generally lapse equally on the second and fourth anniversaries of the grant date.

(4)	Unexercised options vest at a rate of 20% per year with remaining vesting dates of 9/4/2010 and 9/4/2011.

(5)	Unexercised options vest at a rate of 33% per year with remaining vesting dates of 9/4/2010, 9/4/2011 and 9/4/2012.

(6)	Unexercised options vest at a rate of 25% per year with remaining vesting date of 9/1/2010.

(7)	Mr. Durand resigned from his position as Senior Vice President, Chief Financial Officer effective October 29, 2009. Mr. Durand forfeited 33,966 shares of restricted stock upon his resignation.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information with respect to each Named Executive Officer concerning the vesting of stock awards during the fiscal year ended December 31, 2009:

	Stock Awards
		Value Realized on
	Number of Shares	Vesting
Name	Acquired on Vesting(1)	($)(2)
(a)	(d)	(e)

Paul M. Bisaro	21,300	741,453
R. Todd Joyce	2,000	58,325
Mark W. Durand(3)	—	—
Thomas R. Russillo	17,500	601,150
G. Frederick Wilkinson	—	—
David A. Buchen	4,584	131,406

(1)	Shares acquired on vesting are represented on a pre-tax basis. The Incentive Award Plan permits withholding a number of shares upon vesting to satisfy tax withholding requirements.

(2)	Represents the closing market price of a share of our common stock the date of vesting multiplied by the number of shares that have vested.

(3)	Mr. Durand resigned from his position as Senior Vice President, Chief Financial Officer effective October 29, 2009.

(4)	No option awards were exercised by any of our Named Executive Officers in 2009.

NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth the executive contributions, employer matches, earnings, withdrawals/distributions and account balances, where applicable, for the Named Executive Officers in the Executive Deferred Compensation Plan (the “Deferred Plan”), an unfunded, unsecured deferred compensation plan.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings	Withdrawals/	Balance
	Last FY	Last FY	in Last FY	Distributions	at Last FYE
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)
(a)	(b)	(c)	(d)	(e)	(f)

Paul M Bisaro	151,643	20,357	9,239	—	295,349
R. Todd Joyce	158,704	4,884	14,980	(96,616)	441,218
Mark W. Durand(6)	21,819	7,082	1,909	—	59,277
Thomas R. Russillo	—	—	—	—	—
G. Frederick Wilkinson	—	—		—	—
David A. Buchen	169,382	7,844	28,108	—	803,468

(1)	Executive contributions reported in column (b) above include salary contributions for 2009 and amounts related to non-equity incentive plan compensation earned in 2008 but paid in 2009. All amounts in column (b) are also reported in the “Salary” column for 2009 or the “Non-Equity Incentive Plan Compensation” column for 2008 in the Summary Compensation Table on page 23. Included in the amounts above representing non-equity plan contribution earned in 2008 but paid in 2009 was $99,720 for Mr. Bisaro, $102,788 for Mr. Joyce, $12,757 for Mr. Durand and $62,500 for Mr. Buchen.

(2)	Registrant contributions reflects company matching contributions to the Deferred Plan in 2009. All Registrant contributions are reported in the “All Other Compensation” column of the Summary Compensation Table on page 23.

(3)	Aggregate earnings represent 2009 deemed investment earnings at the guaranteed fixed interest rate for 2009 of 4.0%. No other investment alternatives for amounts deferred or credited are offered under the Deferred Plan.

(4)	Assets in the Deferred Plan are distributed either (i) at separation of service as a result of retirement, disability, termination or death; or (ii) on a designated date elected by the participant. The Deferred Plan requires participants to make an annual distribution election with respect to the money to be deferred in the next calendar year. If a participant so elects, deferrals made in one year may be distributed as soon as the next year following the deferral election. Participants may elect to receive a distribution as a lump-sum cash payment or in installment payments paid over 2 to 15 years, as the participant elects. Bonus deferrals are credited to a participant’s account the year following the year in which the bonus is earned. As a result, bonus deferrals may not be distributed until the year following the year in which the bonus is paid to a participant and credited to his or her account. Per regulatory requirements, participants may not accelerate distributions from the Deferred Plan.

(5)	Aggregate balance reflects vested and unvested balances within the Deferred Plan as of December 31, 2009. All amounts are fully vested for each Named Executive Officer except for Mr. Bisaro and Mr. Durand, whose vested balance as of December 31, 2009 amounts to $284,584 and $51,108, respectively. Of the aggregate balances in column (f), the following amounts are reported as compensation in the Summary Compensation Table on page 23 for 2009, 2008 and 2007: $283,159 for Mr. Bisaro, $416,017 for Mr. Joyce, $56,638 for Mr. Durand, $0 for Mr. Russillo, $0 for Mr. Wilkinson and $419,636 for Mr. Buchen.

(6)	Mr. Durand resigned from his position as Senior Vice President, Chief Financial Officer effective October 29, 2009.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Executive Severance and Change in Control Agreements

Each of our Named Executive Officers is party to an employment agreement pursuant to which he is entitled to certain payments and benefits in the event of (i) an involuntary termination without cause, (ii) the resignation of the executive for good reason or (iii) a qualifying termination in connection with a change-in-control. With certain exceptions footnoted in the table that follows, these agreements generally provide that under these circumstances our Named Executive Officers are entitled to receive:

(1) lump sum cash payments equal to the sum of (a) between 12 and 36 months of the executive’s then base salary, (b) the greater of one to three times the executive’s target bonus to be earned in the year in which the termination occurs or two times the amount of the bonus paid to the executive in the prior year, and (c) the executive’s prorated bonus for the year in which the termination occurs;

(2) continued group health benefits (medical, dental and vision) for the executive and the executive’s dependents for a period of between 18 and 36 months; and

(3) outplacement services for one year with a nationally recognized service selected by us.

Unless we determine that any severance payments should be delayed in consideration of Section 409A of the Internal Revise Code of 1986, cash payments are to be paid within 30 days of termination.

Change-in-Control

In the event of a “qualifying termination” in connection with a change-in-control, a Named Executive Officer is entitled to accelerated vesting with respect to all of his options and restricted stock awards. Such executive is entitled to exercise any vested options and is entitled to continue to hold their shares of unrestricted stock after termination. The value of vested equity awards are not included in the tables below because all employees who hold vested stock options and unrestricted stock under our stock plans are entitled to exercise such options and continue to hold such stock upon termination of their employment. However, in the event of a qualifying termination in connection with a change-in-control, each Named Executive Officer is entitled to accelerated vesting with respect to all of his options and restricted stock awards.

Change-in-Control Gross Up Payment.

Pursuant to their respective employment agreements, each of our Named Executive Officers other than Mr. Wilkinson is also entitled to receive a gross-up payment to compensate him for any excise taxes payable with respect to the payments and benefits made under his employment agreement in the event of a qualifying termination in connection with a change-in-control.

Forfeiture of Severance Benefits.

If the Named Executive Officer breaches the non-solicitation provision of his employment agreement, as applicable, or violates certain other confidentiality agreements entered into with us, and fails to cure such violation within 10 business days after written notice from us, then any severance payments or other benefits being provided to such Named Executive Officer will immediately cease.

Estimated Termination Payments

In accordance with the requirements of the rules of the SEC, the table below indicates the amount of compensation payable by us to each Named Executive Officer upon (i) resignation for “good reason,” or involuntary not-for-cause termination and (ii) a qualifying termination following a change-in-control. The amounts assume that such termination was effective as of December 31, 2009 and thus includes amounts earned through such date and are only estimates of the amounts that would actually be paid to such executives upon their termination. The definitions of “change-in-control,” “cause” and “good reason” and descriptions of the payments and benefits appear after the table.

The table does not include certain amounts that the Named Executive Officer is entitled to receive under certain plans or arrangements that do not discriminate in scope, terms or operation, in favor of our Named Executive Officers and that are generally available to all salaried employees, such as payment of accrued vacation. The table also does not include the accrued and vested accounts of the executive under our Deferred Plan. These amounts are generally distributed to our executives upon a termination of employment, regardless of the reason, in accordance with his or her election under the applicable plan. The accrued and vested amounts under the Deferred Plan are set forth in the table under “Nonqualified Deferred Compensation” on page 29.

	Cash
	Severance	Pro-Rata	Health & Welfare	Outplacement	Restricted	Stock	Excise Tax
	(1)	Bonus(2)	Benefits(3)	(4)	Stock(5)	Options(6)	Gross-Up(7)	Total

P Bisaro
— Termination Without Cause	$4,000,000	$1,250,000	$27,208	$0	$0	$0	N/A	$5,277,208
— Good Reason Termination	$4,000,000	$1,250,000	$27,208	$0	$0	$0	N/A	$5,277,208
— Change In Control Termination	$6,000,000	$0	$62,209	$0	$5,216,756	$4,149,220	$4,084,971	$19,513,155
T Joyce

— Termination Without Cause	$1,275,000	$212,500	$27,208	$9,000	$0	$0	N/A	$1,523,708
— Good Reason Termination	$1,275,000	$212,500	$27,208	$9,000	$0	$0	N/A	$1,523,708
— Change In Control Termination	$1,275,000	$212,500	$27,208	$9,000	$905,207	$13,970	$825,747	$3,268,632
D Buchen

— Termination Without Cause	$1,527,102	$254,517	$34,470	$9,000	$0	$0	N/A	$1,825,089
— Good Reason Termination	$1,527,102	$254,517	$34,470	$9,000	$0	$0	N/A	$1,825,089
— Change In Control Termination	$1,527,102	$254,517	$34,470	$9,000	$1,368,684	$17,463	$960,446	$4,171,682
T Russillo

— Termination Without Cause	$1,384,354	$570,028	$0	$0	$0	$0	N/A	$1,954,382
— Good Reason Termination	$1,384,354	$570,028	$0	$0	$0	$0	N/A	$1,954,382
— Change In Control Termination	$1,384,354	$570,028	$0	$0	$1,781,262	$0	$0	$3,735,644
F Wilkinson

— Termination Without Cause	$1,200,000	$0	$0	$9,000	$0	$0	N/A	$1,209,000
— Good Reason Termination(8)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
— Change In Control Termination	$1,920,000	$0	$0	$9,000	$495,125	$0	N/A	$2,424,125
M. Durand
— Actual Payment	$957,900	$217,955	$23,168	$9,000	$0	$0	$0	$1,208,023

(1)	For Mr. Bisaro, represents (A) in the event of a termination by us without cause or by Mr. Bisaro for good reason, the sum of (i) two times Mr. Bisaro’s then base salary and (ii) two times Mr. Bisaro’s target annual bonus opportunity for the year of termination or resignation or two times the amount of the bonus paid to Mr. Bisaro in the previous year, whichever is greater and (B) in the event of a change-in-control termination, the sum of (i) three times Mr. Bisaro’s base salary and (ii) three times Mr. Bisaro’s target bonus under our Senior Executive Compensation Program.

For Mr. Russillo, represents in the event of a termination by us without cause or by Mr. Russillo for good reason or in the event of a change-in-control termination the sum of (i) twelve months of Mr. Russillo’s base salary and (ii) Mr. Russillo’s target bonus to be earned for the year in which the termination occurs

For Messrs. Joyce and Buchen, represents in the event of a change-in-control termination or a termination by us without cause or by Mr. Joyce or Mr. Buchen for good reason, the sum of (i) two times such executive’s then base salary and (ii) two times such executive’s target bonus to be earned for the year in which the termination occurs or the bonus paid to such executive in the prior year, whichever is greater.

For Mr. Wilkinson, represents (A) in the event of a termination by us without cause, an amount equal to two times his base salary; and (B) in the event of a change-in-control termination the sum of (i) two times his base salary and (ii) his target bonus to be earned for the year in which the termination occurs.

(2)	The pro rata bonus provisions for the Company’s Named Executive Officers are as follows:

For Mr. Bisaro, in the event of a termination by us without cause or by Mr. Bisaro for good reason, his actual bonus with respect to the year in which he is terminated. No provision is made for a pro rata bonus payment in the event of a change in control.

For Mr. Joyce, in the event of a termination by us without cause or by Mr. Joyce for good reason or in the event of a change-in-control, he may receive, at the Company’s discretion, his target bonus with respect to the year in which he is terminated.

For Messrs. Russillo and Buchen, in the event of a termination by us without cause or by such executive for good reason or in the event of a change-in-control, his target bonus with respect to the year in which he is terminated.

Mr. Wilkinson is not entitled to a pro rata bonus.

(3)	For Mr. Bisaro, represents continued group health benefits (medical, dental and vision) for Mr. Bisaro and his dependents for a period of (i) up to 18 months in the event of a termination by us without cause or by Mr. Bisaro for good reason and (ii) up to 36 months in the event of a change-in-control termination. In the event of a termination in connection with a change-in-control, Mr. Bisaro would also receive continued life and disability insurance coverage for up to 18 months.

For Mr. Joyce, represents continued group health benefits (medical, dental and vision) for Mr. Joyce and his dependents for a period of up to 18 months.

For Messrs. Buchen and Wilkinson, represents continued group health benefits (medical, dental and vision) for the executive and their dependents for a period of up to 24 months. The amount shown for Mr. Wilkinson is zero because he is currently waiving coverage under the Company’s health benefits plan.

Mr. Russillo is not entitled to post-termination health and welfare benefit continuation.

(4)	Represents one year of outplacement services. Mr. Bisaro and Mr. Russillo are not entitled to out-placement services.

(5)	Represents the aggregate of the acceleration of vesting of the unvested restricted stock valued based on the closing price of our common stock on December 31, 2009 of $39.61.

(6)	Represents the aggregate value of the acceleration of vesting of the unvested stock options based on the spread between the closing price of our common stock of $39.61 on December 31, 2009 and the exercise price of the stock options.

(7)	Represents payment of an amount sufficient to offset the impact of any “excess parachute payment” excise tax payable by the executive pursuant to the provisions of the IRC or any comparable provision of state law. An executive is treated as having received excess parachute payments if he receives compensatory payments or benefits that are contingent on a change in control, and the aggregate amount of such payments and benefits equal or exceeds three times the executive’s base amount. All Named Executive Officers other than Mr. Wilkinson are eligible for an excise tax gross-up.

(8)	Mr. Wilkinson is not entitled to any severance benefits for a termination for good reason (absent a change in control).

(9)	Mr. Durand resigned from his position as Senior Vice President and Chief Financial Officer effective October 29, 2009. Upon his termination, he was entitled to receive (i) $1,175,855, which equals two times his then base salary and a prorated bonus for 2009, (ii) continued group health benefits for him and his spouse for 18 months with a value of $23,168, and (iii) one year of outplacement services with a value of $9,000.

Certain Definitions

Change in Control

For Mr. Bisaro, Mr. Joyce and Mr. Russillo a “change-in-control” generally means (i) a sale of assets representing more than 50% of our net book value or fair market value; (ii) our liquidation or dissolution; (iii) a merger, consolidation or other transaction involving us after the completion of which our stockholders before the transaction represent less than 50% of the voting power of our stockholders following the transaction; (iv) the acquisition by a person or group of more than 50% of the combined voting power of Watson; or (v) the replacement of the majority of our incumbent directors by individuals not approved by a majority of our incumbent Board.

For Mr. Buchen and Mr. Wilkinson a “change-in-control” generally means (i) a sale of assets representing more than 50% of our net book value or fair market value; (ii) our liquidation or dissolution; (iii) a merger, consolidation or other transaction involving us after the completion of which our stockholders before the transaction represent less than 60% of the voting power of our stockholders following the transaction; (iv) the acquisition by a person or group of more than 30% of the combined voting of Watson; or (v) the replacement of the majority of our incumbent directors by individuals not approved by a majority of our incumbent Board.

For Mr. Bisaro, a “qualifying termination” means, within 90 days before or within 12 months following a change-in-control, (i) we terminate Mr. Bisaro other than for “cause” or (ii) Mr. Bisaro terminates his employment with us for “good reason.”

For the remainder of our Named Executive Officers other than Mr. Wilkinson, a “qualifying termination” means, within 90 days before or within 24 months following a change-in-control, (i) we terminate the executive other than for “cause” or (ii) the executive terminates his employment with us for “good reason.”

Good Reason

For Mr. Bisaro a termination for “good reason” means that Mr. Bisaro has terminated his employment with us because (i) we failed to re-elect him to, or removed him from, the position of President and Chief Executive Officer; (ii) of a material diminution of his duties, and responsibilities, taken as a whole; (iii) we failed to appoint or renominate him as a member of our Board of Directors; (iv) the assignment of his duties are materially inconsistent with, or materially impair his ability to perform, the duties customarily assigned to a President and Chief Executive Officer; (v) we changed our reporting structures such that he reports to someone other than the Board of Directors; (vi) we materially breached our obligations under his employment agreement; (vii) we failed to obtain an assumption of his employment agreement by any successor or assignee; or (viii) we cause him to commit fraud or expose him to criminal liability. For Mr. Buchen, a termination for “good reason” generally means that he has terminated his employment with us because of (i) a material reduction in his then existing annual base salary, (ii) a material reduction in the package of benefits and incentives, taken as a whole, provided to him or (iii) a material diminution of his duties, responsibilities, authority, or reporting structure; (iv) a request that he materially relocate such that the distance of his one-way commute is increased by more than thirty-five (35) miles; (v) we materially breached our obligations under his employment agreement; or (vi) we failed to obtain the assumption of his employment agreement by any successor or assign.

For Mr. Joyce, a termination for “good reason” means that he has terminated his employment with us because (i) after a Change-in-Control, (a) of a material reduction of his then existing annual base salary, (b) of a material reduction in his package of benefits and incentives, taken as a whole, (c) of a material diminution of his duties and responsibilities, taken as a whole; or (d) a requirement that he relocate such that the distance of his one-way commute is increased by more than thirty-five (35) miles; (ii) we materially breached our obligations under his employment agreement; or (iii) we failed to obtain the assumption of his employment agreement by any successor or assign.

For Mr. Russillo a termination for “good reason” means that Mr. Russillo has terminated his employment with us because (i) after a Change-in-Control, (a) of a material reduction of his then existing annual base salary, (b) of a material reduction in his package of benefits and incentives, taken as a whole, (c) of a material diminution of executive’s duties and responsibilities, taken as a whole or (d) a requirement that he materially relocate such that the distance of his one-way commute is increased by more than thirty-five (35) miles; (ii) we materially breached our obligations under his employment agreement; or (iii) we failed to obtain the assumption of his employment agreement by any successor or assign.

Cause

For Mr. Bisaro a termination for “cause” means that we have terminated Mr. Bisaro because (i) his fraud, misrepresentation embezzlement or other act of material misconduct against us; (ii) his gross neglect, willful malfeasance or gross misconduct in connection with this employment; (iii) his conviction or plea of guilty or nolo contendere to a felony or other crime involving moral turpitude; (iv) his willful and knowing violations of any rules or regulations of any governmental body material to our business; (v) his failure to cooperate, if requested by the Board, with any internal or external investigation or inquiry into our business practices; or (vi) his substantial and willful failure to render services in accordance with the terms of his employment agreement.

For the remainder of the Named Executive Officers, a termination for “cause” means that we have terminated the executive because of (i) the executive’s conviction for any felony; (ii) the executive’s gross misconduct, material violation of our policies, or material breach of the executive’s duties to us, which the executive fails to correct within thirty (30) days after the executive is given written notice by our chief executive officer or another designated officer; or, solely in the case of Mr. Joyce, (iii) his failure to relocate his principal residence by August 1, 2010, to a location in reasonable proximity to the Company’s commercial headquarters in New Jersey.

Equity Compensation Plan Information as of December 31, 2009

The following table sets forth information regarding outstanding options and shares reserved for future issuance under the Watson’s equity compensation plans as of December 31, 2009:

Number of Securities
	Number of Securities	Weighted-Average	Remaining Available for
	to be Issued Upon	Exercise Price of	Future Issuance Under
	Exercise of	Outstanding	Equity Compensation Plans
	Outstanding Options,	Options, Warrants	(Excluding Securities
	Warrants and Rights	and Rights	Reflected in Column (a))
Plan Category	(#)	($)	(#)
	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)	5,259,746	36.9100	6,836,562	(2)
Equity compensation plans not approved by security holders	0	0	0

Total	5,259,746	36.9100	6,836,562

(1)	Based on outstanding options under our 1991 Stock Option plan, 1995 Non-Employee Directors’ Stock Option Plan and our Incentive Award Plan.

(2)	Represents securities available for issuance under our Incentive Award Plan. Includes shares available for issuance under our Incentive Award Plan which were converted from shares of common stock available for issuance under the Andrx Corporation 2000 Stock Option Plan in connection with our acquisition of Andrx Corporation in November 2006. These converted shares may not be used for grants to individuals who were providing services to Watson or any of our subsidiaries immediately prior to the effective time of our acquisition of Andrx Corporation. The 1995 Non-Employee Director’s Stock Option Plan expired in February 2005 and no securities are available for future awards under this plan.

DIRECTOR COMPENSATION

Except for Mr. Tabatznik, in 2009 all members of the Board of Directors who were not full-time employees of the Company received a director’s fee of $50,000 and a grant of 5,000 shares of our restricted stock, vesting over one year, with the fee and grant pro-rated in the case of Mr. Bodine for the period of time he served as our director. In addition, in 2009 directors were paid $2,000 for each Board of Directors’ meeting personally attended and $1,000 for each meeting attended telephonically. Directors were also paid $1,500 for each committee meeting personally attended and $1,000 for each committee meeting attended telephonically. Andrew L. Turner received an annual fee of $75,000 as our nonexecutive Chairman of the Board. Additionally, the Chairman of each of the Compensation Committee, the Regulatory Compliance Committee and the Nominating and Corporate Governance Committee received an annual fee of $7,000. The Chairman of the Audit Committee received an annual fee of $10,000. Mr. Tabatznik declined to receive the standard director compensation above, although he was eligible for such compensation. All directors other than Mr. Tabatznik were reimbursed for expenses incurred in connection with attending Board of Directors and committee meetings. Our Chief Executive Officer does not receive additional compensation for his service as a director.

The following table sets forth the annual compensation to each person who served as a non-employee director during 2009:

				Change in
				Pension Value
				and
				Nonqualified
				Deferred
	Fees Earned or	Stock	Option	Compensation	All Other
	Paid in Cash	Awards	Awards	Earnings	Compensation	Total
Name	$(1)	($)(2)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(f)	(g)	(h)

Christopher W. Bodine	44,877	145,277	—	—	—	190,154
Michael J. Fedida	65,000	150,000	—	—	—	215,000
Michel J. Feldman	74,000	150,000	—	—	—	224,000
Albert F. Hummel	62,500	150,000	—	—	—	212,500
Catherine M. Klema	85,500	150,000	—	—	—	235,500
Jack Michelson	72,000	150,000	—	—	—	222,000
Anthony S. Tabatznik	—	—	—	—	—	—
Ronald R. Taylor	88,500	150,000	—	—	—	238,500
Andrew L. Turner	137,000	150,000	—	—	—	287,000
Fred G. Weiss	88,500	150,000	—	—	—	238,500

(1)	Mr. Bodine was appointed to the Board of Directors effective June 29, 2009. Mr. Tabatznik was appointed to the Board of Directors effective December 2, 2009. Mr. Tabatznik has declined to receive the standard compensation provided to Watson’s non-employee directors including directors fees and stock awards.

(2)	Stock awards reported in column (c) represent the aggregate fair value of restricted stock awards we granted to our non-employee directors in 2009. 5,000 shares of restricted stock with a per share fair value of $30.00 were granted on May 8, 2009 to each of Mr. Fedida, Mr. Feldman, Mr. Hummel, Ms Klema, Mr. Michelson, Mr. Taylor, Mr. Turner and Mr. Weiss, representing an overall fair value of $150,000 per director. 4,288 shares of restricted stock with a per share fair value of $33.88 were granted representing a fair value of $145,277 on June 29, 2009 to Mr. Bodine upon his appointment to the Board of Directors. We recognize the expense associated with the grant date fair value of these restricted stock awards over the period as restrictions are eliminated for those awards. For our non-employee directors, restricted stock awards vest after one year, or with respect to Mr. Bodine’s June 29, 2009 restricted stock award, by May 8, 2010. For additional discussion on the determination of share-based compensation expense and the grant date fair value for restricted stock, see Share-Based Compensation in Note 2 and Note 3 to the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

(3)	The table below shows the aggregate number of outstanding unvested stock awards and option awards held by each non-employee director as of December 31, 2009:

		Vested and
	Unvested Stock	Unvested Option
	Awards	Awards
Director	(#)	(#)

Christopher W. Bodine	4,288	—
Michael J. Fedida	5,000	40,000
Michel J. Feldman	5,000	60,000
Albert F. Hummel	5,000	40,000
Catherine M. Klema	5,000	21,700
Jack Michelson	5,000	47,000
Anthony S. Tabatznik	—	—
Ronald R. Taylor	5,000	65,000
Andrew L. Turner	5,000	65,000
Fred G. Weiss	5,000	70,000

BENEFICIAL OWNERSHIP OF STOCKHOLDERS,
DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as of March 22, 2010, the name, address (where required) and beneficial ownership of each person (including any “group” as defined in Section 13(d)(3) of the Exchange Act) known by us to be the beneficial owner of more than 5% of our common stock, and the amount of common stock beneficially owned by each of the directors (including nominees) and Named Executive Officers, and by all of our directors and executive officers (including Named Executive Officers) as a group:

	Amount and Nature
	of Beneficial
Name of Beneficial Owner	Ownership(1)		Percent of Class

Quiver Inc.	10,537,755	(2)	8.5%
Friar Tuck Limited Quiver Trust, Stedtnik 1 Limited Queensmead Trust, Alexandria Bancorp Limited, Wickhams Cay II, P.O. Box 3159, Road Town, Tortola, British Virgin Islands	1,268,654	(2)	1.0%
Franklin Resources, Inc. One Franklin Parkway San Mateo, California 94403	8,490,534	(3)	7.0%
Black Rock, Inc. 40 East 52nd Street New York, NY 10022	8,895,457	(4)	7.3%
Wellington Management Company, LLP 75 State Street Boston, Massachusetts 02109	7,903,766	(5)	7.4%
Directors and Named Executive Officers
Christopher W. Bodine	4,288	(6)	*
Michael J. Fedida	56,668	(7)	*
Michel J. Feldman	73,334	(8)	*
Albert F. Hummel	204,514	(9)	*
Catherine M. Klema	38,368	(10)	*
Jack Michelson	62,001	(11)	*
Anthony S. Tabatznik	0	(12)	*
Ronald R. Taylor	65,001	(13)	*
Andrew L. Turner	70,000	(14)	*
Fred G. Weiss	84,334	(15)	*
Paul M. Bisaro	284,895	(16)	*
R. Todd Joyce	123,110	(17)	*
Mark W. Durand	0	(18)	*
Thomas R. Russillo	123,370	(19)	*
David A. Buchen	179,371	(20)	*
G. Frederick Wilkinson	26,568	(21)	*
All current directors and executive officers of the Company (32 individuals)	1,966,323	(22)	1.6%

*	Represents less than 1%

(1)	Unless otherwise indicated in the footnotes to this table and pursuant to applicable community property laws, we believe the persons named in this table have sole voting and investment power with respect to all shares of common stock reflected in this table. As of March 22, 2010, 124,470,163 shares of our common stock were issued and outstanding. No shares have been pledged as security by any of our executive officers.

(2)	According to a Schedule 13D filed with the SEC on December 2, 2009 by Quiver Inc., a British Virgin Islands limited liability company (“Quiver”), Quiver Trust, a Guernsey, Channel Islands trust (“Quiver Trust”), Stedtnik 1 Limited, a Guernsey, Channel Islands corporation (“Stedtnik 1”), Queensmead Trust, a

Cayman Islands trust (“Queensmead Trust”), and Alexandria Bancorp Limited, a Cayman Islands corporation (“Alexandria Bancorp”).

Prior to the acquisition of the Arrow Group by Watson on December 2, 2009, the principal business of Quiver was to hold a majority of the equity in the parent company of the Arrow Group, Robin Hood Holdings Limited, a Malta private limited liability company (“Robin Hood”). Following the acquisition, Quiver’s principal business is to hold the consideration received upon consummation of the acquisition. The principal business of Quiver Trust is to hold a majority of the equity in Quiver and Friar Tuck Limited, a British Virgin Islands corporation. The principal business of Stedtnik 1 is to be the trustee of Quiver Trust. The principal business of Queensmead Trust is to own 100% of the equity of Stedtnik 1. The principal business of Alexandria Bancorp is to serve as a professional commercial trustee; Alexandria Bancorp is the trustee of Queensmead Trust.

The shareholders of Quiver Inc. include current and former employees of Robin Hood and their affiliates, including Anthony Selwyn Tabatznik, one of the founders and a former director of Robin Hood. Mr. Tabatznik is one of our Class I directors, appointed to serve until Watson’s annual meeting in 2011.

Quiver is the direct beneficial owner, with shared dispositive and voting power, of 9,978,269 shares and also holds, with shared dispositive and voting power, 559,486 shares on behalf of certain former minority interestholders in subsidiaries of the Arrow Group. Quiver therefore reports herein beneficial ownership of 10,537,755 shares. Friar Tuck, of which Quiver Trust is a majority shareholder, is the direct beneficial owner, with shared dispositive and voting power, of 1,268,654 shares. Quiver Trust may be deemed to have beneficial ownership, with shared dispositive and voting power, of 11,806,409 shares, or 9.7%, of the outstanding common stock of Watson, comprised of (i) the 9,978,269 shares directly beneficially owned by Quiver and the 559,486 shares held by Quiver on behalf of certain former minority interestholders in subsidiaries of the Arrow Group, because Quiver Trust, as the owner of approximately 75% of the equity of Quiver, may be deemed to be the beneficial owner of such shares and (ii) the 1,268,654 shares of Common Stock beneficially owned by Friar Tuck, because Quiver Trust, as the owner of approximately 92% of the equity of Friar Tuck, may be deemed to be the beneficial owner of such shares. Stedtnik 1 Limited, as the trustee of Quiver Trust, may be deemed to be the beneficial owner, with shared dispositive and voting power, of the 11,806,409 shares beneficially owned by Quiver Trust. Queensmead Trust, as the owner of 100% of the equity of Stedtnik 1 Limited, may be deemed to be the beneficial owner, with shared dispositive and voting power, of the 11,806,409 shares beneficially owned by Stedtnik 1 Limited. Alexandria Bancorp, as the trustee of Queensmead Trust, may be deemed to be the beneficial owner, with shared dispositive and voting power, of the 11,806,409 shares beneficially owned by Queensmead Trust. Quiver disclaims beneficial ownership of the shares of Common Stock held by Friar Tuck. Mr. Tabatznik disclaims beneficial ownership of all shares of our Common Stock described above.

All shares of our common stock held by Quiver and Friar Tuck are subject to a Shareholders Agreement, Dated December 2, 2009 with Watson. Among other things, pursuant to the Shareholders Agreement, Quiver and Friar Tuck agreed to cause all shares of common stock of Watson beneficially owned by them to be voted: (a) with respect to the election of directors, in favor of those individuals nominated by our Board of Directors or our Nominating and Corporate Governance Committee, (b) on all proposals of any other shareholder of Watson, in accordance with the recommendation of our Board of Directors, and (c) on all other matters that shall come before our shareholders for a vote, in proportion to the votes cast by the other shareholders of Watson; provided that they may vote (or abstain from voting) in their discretion on any matter brought to the vote of our shareholders which involves a redemption, conversion, or exchange of our common stock or following a change of control transaction (as defined in the Shareholders Agreement). The Shareholders Agreement was previously filed by us on Form 8-K as Exhibit 4.1 on December 2, 2009.

(3)	According to a Schedule 13G/A filed with the SEC on January 22, 2010 by Franklin Resources, Inc., on behalf of (i) itself, (ii) its principal shareholders, Charles B. Johnson and Rupert H. Johnson, Jr. and (iii) certain of its affiliates, including:

a.	Franklin Templeton Investment Management Limited (sole power to vote or to direct the vote of 1,086357 shares and sole power to dispose or to direct the disposition of 2,921,001 shares),

b.	Franklin Advisory Services, LLC (sole power to vote or to direct the vote of 1,674,400 shares and sole power to dispose or to direct the disposition of 1,674,400 shares),

c.	Franklin Templeton Investments Corp. (sole power to vote or to direct the vote of 1,271,736 shares and sole power to dispose or to direct the disposition of 1,271,736 shares),

d.	Templeton Investment Counsel, LLC (sole power to vote or to direct the vote of 1,132,893 shares, sole power to dispose or to direct the disposition of 1,353,073 shares and shared power to dispose or to direct the disposition of 66,670 shares),

e.	Templeton Global Advisors Limited (sole power to dispose or to direct the disposition of 166,509 shares),

f.	Franklin Templeton Investments (Asia) Ltd. (sole power to vote or to direct the vote of 262,960 shares and sole power to dispose or to direct the disposition of 823,360 shares),

g.	Franklin Templeton Portfolio Advisors, Inc. (sole power to vote or to direct the vote of 93,375 shares and sole power to dispose or to direct the disposition of 93,375),

h.	Templeton Asset Management Ltd. (sole power to vote or to direct the vote of 14,420 shares and sole power to dispose or to direct the disposition of 67,000 shares),

i.	Franklin Templeton Investments Australia Limited (sole power to vote or to direct the vote of 33,930 shares and sole power to dispose or to direct the disposition of 33,930 shares),

j.	Franklin Templeton Institutional, LLC (sole power to vote or to direct the vote of 16,220 shares and sole power to dispose or to direct the disposition of 16,220 shares),

k.	Fiduciary Trust Company International (sole power to vote or to direct the vote of 100 shares and sole power to dispose or to direct the disposition of 100 shares), and

l.	Franklin Templeton Investments Japan Limited (sole power to vote or to direct the vote of 3,160 shares and sole power to dispose or to direct the disposition of 3,160 shares).

(4)	According to a Schedule 13G filed with the SEC on January 29, 2010 by The BlackRock, Inc.. BlackRock, Inc. is deemed to be the beneficial owner of 8,895,457 shares, and has sole power to dispose of and vote all shares held by it. BlackRock, Inc. is a parent holding company with subsidiaries including BlackRock Capital Management, Inc., BlackRock Investment Management, LLC and BlackRock Financial Management, Inc. BlackRock, Inc. and its affiliates are primarily engaged in the provision of investment management services. In Mr. Weiss’ capacity as an Independent Vice Chairman of the Board and Chairman of the Audit Committee of certain BlackRock - sponsored mutual fund and pursuant to BlackRock’s policies, Mr. Weiss has oversight responsibility for finance and accounting matters, and has no responsibility for, or discretion concerning, any of BlackRocks equity investment decisions.

(5)	According to a Schedule 13G filed with the SEC on February 12, 2010 by Wellington Management Company, LLP. Wellington Management Company, LLP is deemed to be the beneficial owner of 7,903,766 shares, has shared power to dispose or direct the disposition of 7,856,766 shares held by it and has shared power to vote or direct the vote of 4,447,175 shares held by it.

(6)	Includes 4,288 unvested shares of restricted common stock held by Mr. Bodine.

(7)	Includes 40,000 shares of common stock subject to options exercisable within 60 days of March 22, 2010, 11,668 shares of common stock and 5,000 unvested shares of restricted common stock held by Mr. Fedida.

(8)	Includes 60,000 shares of common stock subject to options exercisable within 60 days of March 22, 2010, 8,334 shares of common stock and 5,000 unvested shares of restricted common stock held by Mr. Feldman and 1,000 shares of common stock held by Ercelle Feldman, the wife of Michel J. Feldman, for which Mr. Feldman disclaims beneficial ownership.

(9)	Includes 40,000 shares of common stock subject to options exercisable within 60 days of March 22, 2010, 159,514 shares of common stock, and 5,000 unvested shares of restricted common stock held by Mr. Hummel.

(10)	Includes 21,700 shares of common stock subject to options exercisable within 60 days of March 22, 2010, 11,668 shares of common stock and 5,000 unvested shares of restricted common stock held by Ms. Klema.

(11)	Includes 47,000 shares of common stock subject to options exercisable within 60 days of March 22, 2010, 10,001 shares of common stock and 5,000 unvested shares of restricted common stock held by Mr. Michelson.

(12)	See Footnote 2, above. Mr. Tabatznik disclaims beneficial ownership of any shares held by Quiver or Friar Tuck.

(13)	Includes 65,000 shares of common stock subject to options exercisable within 60 days of March 22, 2010, 10,001 shares of common stock and 5,000 unvested shares of restricted common stock held by Mr. Taylor.

(14)	Includes 65,000 shares of common stock subject to options exercisable within 60 days of March 22, 2010 and 5,000 unvested shares of restricted common stock held by Mr. Turner.

(15)	Includes 70,000 shares of common stock subject to options exercisable within 60 days of March 22, 2010, 9,334 shares of common stock and 5,000 unvested shares of restricted common stock held by Mr. Weiss.

(16)	Includes 63,600 shares of common stock subject to options exercisable within 60 days of March 22, 2010, 26,836 shares of common stock and 194,459 unvested shares of restricted common stock held by Mr. Bisaro.

(17)	Includes 82,300 shares of common stock subject to options exercisable within 60 days of March 22, 2010, 5,308 shares of common stock, 6,207 shares of common stock held by Joyce Family Trust and 29,295 unvested shares of restricted common stock held by Mr. Joyce.

(18)	Mr. Durand resigned from his position as Senior Vice President, Chief Financial Officer effective October 29, 2009. Information is based on his most recent Form 4 filed with the SEC on March 6, 2009 and the records of the Company.

(19)	Includes 60,000 shares of common stock subject to options exercisable within 60 days of March 22, 2010, 25,900 shares of common stock and 37,470 unvested shares of restricted common stock held by Mr. Russillo.

(20)	Includes 127,000 shares of common stock subject to options exercisable within 60 days of March 22, 2010, 8,794 shares of common stock and 43,577 unvested shares of restricted common stock held by Mr. Buchen.

(21)	Includes 2,060 shares of common stock and 24,508 unvested shares of restricted common stock held by Mr. Wilkinson.

(22)	Includes 982,800 shares of common stock subject to options exercisable within 60 days of March 22, 2010 and 635,939 unvested shares of restricted common stock held by/for all executive officers and directors as a group.

PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF
PRICEWATERHOUSECOOPERS LLP

The firm of PricewaterhouseCoopers LLP has audited our books and records since our inception and the Board of Directors recommends that the stockholders ratify the appointment of PricewaterhouseCoopers LLP to audit our accounts for the fiscal year ending December 31, 2010. Representatives of that firm are expected to be present at the Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from stockholders.

We have been informed by PricewaterhouseCoopers LLP that neither the firm nor any of its members or their associates has any direct financial interest or material indirect financial interest in us or our affiliates.

Stockholder ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board of Directors is submitting the appointment of PricewaterhouseCoopers LLP to the stockholders entitled to vote at the Meeting for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and in the best interests of our stockholders.

Required Vote

In order to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010, the affirmative vote of a majority of the stock voting in person or by proxy on this proposal is required. Abstentions, which do not represent voting power, will have no effect on this proposal. The ratification of PricewaterhouseCoopers LLP is a matter on which a broker or other nominee has discretionary voting authority, and thus, broker non-votes will not result from this proposal.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2010.

AUDIT FEES

The aggregate fees billed by PricewaterhouseCoopers LLP, our independent registered public accounting firm, in fiscal years 2009 and 2008 were as follows:

Services	2009	2008

Audit Fees	$2,329,000	$2,246,700
Audit-Related Fees	1,000,000	6,000

Total Audit and Audit-Related Fees	3,329,000	2,252,700
Tax Fees	1,330,000	1,020,700
All Other Fees	3,000	3,000

Total Fees	$4,662,000	$3,276,400

Audit Fees

Audit Fees include professional services rendered in connection with the annual audits of our financial statements and internal control over financial reporting, the review of the financial statements included in our Form 10-Qs covering quarterly periods during the related year and for Sarbanes-Oxley advisory time. Additionally, Audit Fees include other services that only an independent registered public accounting firm can reasonably provide, such as services associated with SEC registration statements or other documents filed with the SEC.

Audit-Related Fees

Audit-Related Fees include accounting consultations and review procedures related to accounting, financial reporting or disclosure matters not classified as “Audit Fees.”

Tax Fees

Tax Fees include tax compliance for our foreign subsidiaries, tax advice in connection with certain acquisitions and other tax advice and tax planning services. Tax Fees in 2009 include $650,000 for services provided in connection with the Arrow Acquisition and $143,200 for services provided in connection with IRS investigations. Tax Fees in 2008 include $358,300 for services provided in connection with IRS investigations.

All Other Fees

All Other Fees in 2009 and 2008 include subscription fees for an accounting and auditing research reference tool.

The Audit Committee believes that the provision of all non-audit services rendered is compatible with maintaining PricewaterhouseCoopers LLP’s independence.

The Audit Committee approved all audit and non-audit services provided by PricewaterhouseCoopers LLP in 2009. The Audit Committee has adopted a policy to pre-approve all audit and certain permissible non-audit services provided by PricewaterhouseCoopers LLP. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to type of services to be provided by PricewaterhouseCoopers LLP and the estimated fees related to these services. During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of PricewaterhouseCoopers LLP. PricewaterhouseCoopers LLP and management are required to periodically report to the full Audit Committee regarding the extent of services provided by PricewaterhouseCoopers LLP, in accordance with the pre-approval policy and the fees for the services performed. During the year, circumstances may arise when it may become necessary to engage PricewaterhouseCoopers LLP for additional services not contemplated in the pre-approval. In those instances, the Audit Committee requires specific pre-approval by the Audit Committee before engaging PricewaterhouseCoopers LLP for such services.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or under the Exchange Act, except to the extent we specifically incorporate this Report by reference therein.

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight of:

•	the integrity of Watson’s financial statements;

•	Watson’s compliance with legal and regulatory requirements;

•	the outside auditor’s qualifications and independence; and

•	the performance of Watson’s internal audit function and of its independent registered public accounting firm.

Additionally, the Audit Committee serves as an independent and objective party that:

•	monitors Watson’s financial reporting process and internal control systems;

•	retains, oversees and monitors the qualifications, independence and performance of Watson’s independent registered public accounting firm; and

•	provides an open avenue of communication among the independent registered public accounting firm, financial and senior management, the internal auditing department and the Board of Directors.

The Audit Committee Charter describes in greater detail the full responsibilities of the Audit Committee, and is available under the Investors section of our website at http://www.watson.com. The Audit Committee reviews the Audit Committee Charter annually prior to Watson’s Annual Stockholders’ Meeting and at such other times as deemed appropriate by the Audit Committee.

The Audit Committee schedules its meetings and implements procedures designed to ensure that during the course of each fiscal year it devotes appropriate attention to each of the matters assigned to it under the Audit Committee Charter. To this end, the Audit Committee met each quarter, and seven times in total, during 2009. In addition to the foregoing, the Audit Committee makes itself available to Watson and its internal and external auditors during the course of the year to discuss any issues believed by such parties to warrant the attention of the Audit Committee.

In carrying out its responsibilities, the Audit Committee acts in an oversight capacity. Management has the primary responsibility for the financial reporting process, including the system of internal controls, and for preparation of consolidated financial statements in accordance with generally accepted accounting principles. Watson’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. In performing its oversight responsibilities in connection with Watson’s 2009 audit, the Audit Committee has:

•	reviewed and discussed Watson’s audited consolidated financial statements for fiscal 2009 with management and Watson’s independent registered public accounting firm, PricewaterhouseCoopers LLP;

•	discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T; and

•	received the written disclosures and the letter from PricewaterhouseCoopers LLP required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, and has discussed with PricewaterhouseCoopers LLP its independence from Watson and its management.

Based on the review and discussions above, the Audit Committee has recommended that the Board of Directors include the audited consolidated financial statements in Watson’s Annual Report on Form 10-K for the year ended December 31, 2009.

Fred G. Weiss, Chairman
Michel J. Feldman
Catherine M. Klema
Ronald R. Taylor

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors and officers, and persons who own more than 10% of a registered class of our equity securities to file with the SEC reports of ownership and changes in ownership of our common stock and our other equity securities. Officers, directors and greater-than-10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on review of the copies of such reports furnished to us or written representations that no other reports were required, we believe that during the 2009 fiscal year all filing requirements applicable to our officers, directors and greater-than-10% beneficial owners were complied with and all filings were timely filed.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We review all relationships and transactions in which we and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Pursuant to our written Related Person Transaction Policies and Procedures, our legal department is primarily responsible for the implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. In determining whether a proposed transaction is a related person transaction, our legal department assesses:

(i) the related person’s relationship to us;

(ii) the related person’s interest in the transaction;

(iii) the material facts of the proposed transaction, including the proposed aggregate value of such transaction or, in the case of indebtedness, the amount of principal that would be involved;

(iv) the benefits to us of the proposed transaction;

(v) if applicable, the availability of other sources of comparable products or services; and

(vi) whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

If our legal department determines that the proposed transaction is a related person transaction, the proposed transaction is submitted to our Nominating and Corporation Governance Committee for consideration. The Nominating and Corporation Governance Committee may only approve or ratify those transactions that are in, or are not inconsistent with, our best interests and the best interests of our stockholders, as the Nominating and Corporation Governance Committee determines in good faith.

As required under SEC rules, we disclose in our proxy statement any related person transactions determined to be directly or indirectly material to us or a related person. No reportable transactions occurred in 2009.

On December 2, 2009, we acquired Arrow No. 7 Ltd. as part of our acquisition of the Arrow Group. Arrow No. 7 had an existing lease for a four story office building in London with Jacques Ltd., The lease, for our premises at 7 Cavendish Square in London, provides for an annual rental payment of £291,915 and has a term which expires in 2016 (with an option to extend for an additional ten years). Mr. Tabatznik, who is one of our directors, may be deemed to have an indirect, non-controlling discretionary beneficial interest in Jacques Ltd.

STOCKHOLDERS’ PROPOSALS FOR THE 2010 ANNUAL MEETING

We expect to hold the 2011 Annual Meeting of Stockholders on May 13, 2011. Under Rule 14a-8 of the Exchange Act, stockholder proposals to be included in the proxy statement for the 2011 Annual Meeting of Stockholders must be received by our Secretary at its principal executive offices no later than November 29, 2010 and must comply with the requirements of Rule 14a-8 of the Exchange Act.

In addition, our Bylaws provide that rather than including a proposal in our proxy statement as discussed above, a stockholder may commence his or her own proxy solicitation for the 2011 Annual Meeting of Stockholders or may seek to nominate a candidate for election as a director. Additionally, a stockholder may propose business for consideration at such meeting by delivering written notice to our Secretary at our principal executive offices not less than seventy (70) days nor more than ninety (90) days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, the stockholder must provide written notice to our Secretary no later than February 26, 2011 and no earlier than February 6, 2011 in order to provide timely notice. Such notice must contain information required in our Bylaws.

OTHER BUSINESS

As of the date of this proxy statement, the Board of Directors knows of no other business that will be presented for consideration at the Meeting. If other proper matters are presented at the Meeting, however, it is the intention of the proxy holders named in the enclosed form of proxy to take such actions as shall be in accordance with their best judgment.

By Order of the Board of Directors

David A. Buchen,
Secretary

Corona, California
March 29, 2010

1 1 12345678 12345678 12345678 12345678 12345678 12345678 12345678 12345678 000000000000 NAME THE COMPANY NAME INC. — COMMON 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. — 401 K 123,456,789,012.12345 ? x 02 0000000000 JOB # 1 OF 2 1 OF 2 PAGE SHARES CUSIP # SEQUENCE # THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date CONTROL # SHARES To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0000055587_1 R2.09.05.010 For Withhold For All All All Except The Board of Directors recommends that you vote FOR the following: 1. Election of Directors Nominees 01 Paul M. Bisaro 02 Christopher W. Bodine 03 Michael J. Feldman 04 Fred G. Weiss WATSON PHARMACEUTICALS, INC. 311 BONNIE CIRCLE CORONA, CA92880 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following proposal(s): For Against Abstain 2 Ratification of the Appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2010 fiscal year. NOTE: THIS PROXY, IF PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE STOCKHOLDER. THE COMPANY’S DIRECTORS RECOMMEND A VOTE FOR MESSRS. BISARO, BODINE, FELDMAN AND WEISS FOR DIRECTOR AND (2) FOR THE RATIFIACTION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. IN ADDITION, THE PROXIES MAY VOTE IN THEIR DISCRETION ON OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. For addre ss change/comments, mark here. (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting 0000055587_2 R2.09.05.010

ANNUAL MEETING OF STOCKHOLDERS OF WATSON PHARMACEUTICALS, INC. May 7, 2010 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Combined Document, Information Statement is/are available at www.proxyvote.com . WATSON PHARMACEUTICALS, INC. 311 BONNIE CIRCLE, CORONA, CALIFORNIA 92880 PROXY-SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 20010 ANNUAL MEETING OF STOCKHOLDERS — May 7, 2010 The undersigned hereby appoints R. Todd Joyce and David A. Buchen, or either of them, as proxies with full power of substitution, and authorizes them to represent and to vote on behalf of the undersigned all shares which the undersigned would be entitled to vote if personally present at the 2010 Annual Meeting of Stockholders of WATSON PHARMACEUTICALS, INC. to be held on May 7, 2010, and any adjournments or postponements thereof, with respect to the following as designated on the reverse side. (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Address change/comments: Continued and to be signed on reverse side 0000055587_2 R2.09.05.010